DATE          18 January 2003

                                PATRICK MCDONAGH

                            LIFETIME LEARNING LIMITED

                          BARRY O'CALLAGHAN AND OTHERS

                 ALCHEMY PARTNERS (GUERNSEY) LIMITED AND ANOTHER

                             HERTAL ACQUISITIONS PLC

                          HERTAL (INVESTMENTS) LIMITED

                         RBSM (INVESTMENTS) LIMITED and

                        BARCLAYS RVCF INVESTMENTS LIMITED

                             SHAREHOLDERS' AGREEMENT


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                                    CONTENTS

Clause                                                                      Page

1          Interpretation                                                      1
2          Conditions                                                          8
3          Completion                                                          9
4          Warranties                                                         11
5          Certain undertakings                                               15
6          Financial information                                              17
7          Investor Directors and Board composition                           18
8          Matters requiring consent                                          24
9          Shareholders and Deeds of Adherence                                27
10         Share Transfers                                                    28
11         Service Agreements                                                 29
12         Announcements                                                      29
13         Costs and fees                                                     29
14         Sale or listing                                                    30
15         Duration                                                           33
16         General provisions                                                 33
17         Further issue of shares and option schemes                         35
18         Investors' Rights                                                  35
19         Notices                                                            37
20         Governing law and jurisdiction                                     37

Schedules

1          Part A: The Managers
           Part B: Patrick McDonagh
2          The Investors
3          Warranties
4          Details of the Company

Agreed Form Documents

A          Articles of Association
B          Accountants' Report
C          Business Plan
D          Acquisition Agreements
E          Loan Note Instrument
F1 and F2  Management Rights Agreements
G1 and G2  Facility Agreements
H1 to H6   Service Agreements
I          Form of Manager's Questionnaire
J1 and J2  Board Minutes of the Company and the Subsidiary
K          Special Resolution of the Company
L          Deed of Undertaking
M          Legal Due Diligence Report
N          Press Release
O          Mezzanine Warrant Instrument

P Scope of reporting lines, responsibilities and authorisation of new "operational" CEO
Q          Principal terms of Clause 17 option scheme.

                             SHAREHOLDERS' AGREEMENT

DATE                                                             18 January 2003

PARTIES

1 PATRICK McDONAGH of Thornton Lodge, Kilsallaghan, Co Dublin ("Mr McDonagh" which expression shall, where the context so admits or requires, include his legal personal representatives, heirs and estates)

2 LIFETIME LEARNING LIMITED, a company incorporated in the Isle of Man, the registered office of which is at Burleigh Manor, Peel Road, Douglas, Isle of Man ("LLT")

3 THE PERSONS whose names and addresses are set out in Part A of Schedule 1 (the "Managers" and each a "Manager" which expression shall, where the context so admits or requires, include their legal personal representatives, heirs and estates)

4 THE PERSONS whose names and addresses are set out in Schedule 2 (the "Investors" and each an "Investor")

5 HERTAL ACQUISITIONS PLC, a company incorporated in Ireland (registered no. 364049) the registered office of which is at 30 Herbert Street, Dublin 2 (the "Company")

6 HERTAL (INVESTMENTS) LIMITED, a company incorporated in England (registered no. 4619876) the registered office of which is at 10 Norwich Street, London EC4A 1BD (the "Subsidiary")

7 RBSM (INVESTMENTS) LIMITED, a company incorporated in Scotland (registered no. SC177822) the registered office of which is at 42 St Andrew Square, Edinburgh EH2 2YE and BARCLAYS RVCF INVESTMENTS LIMITED, a company incorporated in England (registered no. 4002470), the registered office of which is at 54 Lombard Street, London EC3.

WHEREAS

A The Company and its wholly-owned subsidiary, the Subsidiary, have been incorporated in order for the Company to acquire the shares of the Target pursuant to the Offer (both expressions as hereinafter defined).

B This Agreement sets out the terms on which the Investors are willing to invest in the Company and the Subsidiary.


AGREEMENT

1         Interpretation

1.1       In this Agreement:

          Accountants' Report: means the report on the Target and the Target Subsidiaries by KPMG in the Agreed Form marked "B" dated 15 January 2003;

          Accounts: means the statutory audited consolidated accounts of the Target for the year ended on the Accounts Date;

          Accounts Date: means 30 June 2002;

          Acquisition Agreements: means the acquisition agreements in the Agreed Form marked "D" to be entered into between the Company (1) and each of Mr McDonagh, LLT and Mr O'Callaghan (2) for the sale by Mr McDonagh, LLT and Mr O'Callaghan to the Company of all of their respective shareholdings in Target;

          Alchemy: Alchemy Partners (Guernsey) Limited, a company incorporated in Guernsey (registered no. 32060), the registered office of which is at Trafalgar Court, Les Banques, St Peter Port, Guernsey;

          Alchemy Partners: means Alchemy Partners LLP of 20 Bedfordbury London WC2N 4BL;

          Approved Budget: means the annual budget approved in writing by the Nominated Alchemy Director pursuant to Clause 6.1.2 save that the first Approved Budget shall be that contained in the Business Plan;

          Articles of Association: means the articles of association of the Company in the Agreed Form marked "A" to be adopted pursuant to the special resolution in the Agreed Form marked "K" and, once adopted, those articles of association as amended and/or replaced from time to time, and a reference to an "Article" shall be to an article of the Articles of Association;

          Asset Sale: has the meaning set out in Clause 14.5.2;

          the Board: the board of directors of the Company from time to time;

          Business Days: means a day (other than a Saturday or Sunday) on which banks and financial markets are open for business in both London and Dublin;

          Business Plan: means the business plan and profit and cash flow projections in the Agreed Form marked "C" prepared by the Managers;

          Completion: means the completion by the Parties of their obligations under Clause 3;

          the Completion Date: means the date on which the Conditions are (or the last of them is) satisfied;

          the Conditions: means the conditions set out in Clause 2.1;

          connected person: has the meaning given to that expression in section 10 of the Taxes Consolidation Act, 1997;

          Consumer Price Index: means the general index of retail prices for all items which is published in Ireland in any Central Statistics Office publication;

          Deed of Undertaking: means the deed of undertaking in the Agreed Form marked "L" pursuant to which Alchemy agrees to subscribe for additional loan notes in the Subsidiary in the circumstances set out in such deed;

          Default: means (i) the Company receiving notification from the Facility Agent under either of the Facility Agreements that an Event of Default (as defined in the Facility Agreements) has occurred and that notification requires that the Company takes action to remedy such Event of Default and an Event of Default has occurred or (ii) an Event of Default has occurred or (iii) the Company having failed to remedy any breach of the financial covenants contained in the Facility Agreements within 10 Business Days of such breach occurring (unless it has obtained a waiver in respect thereof) or (iv) the Subsidiary failing to redeem any Loan Notes when required to do so (whether or not there were sufficient profits or other funds available out of which such redemption could be made);

          Disclosure Letter: means the letter of today's date from the Managers to the Investors in relation to the Warranties as the same may be deemed to be amended in accordance with Clause 4.13;

          euro or(euro): means the lawful currency of Ireland;

          Facility Agreements: means the Senior Facility Agreement and the Mezzanine Facility Agreement;

          Group: means the Company and its subsidiary undertakings from time to time and "member of the Group" is to be construed accordingly;

          Indemnified Person: the Investors, Alchemy Partners LLP, MSD Capital, L.P. or any of their respective directors, members, partners, or employees;

          Inducement  Fee  Agreement:  means the agreement  defined in the Offer
          Document  as  the   "Non-Solicitation   and   Expenses   Reimbursement
          Agreement";

          Investor Director: means a director appointed by an Investor under Clause 7.1;

          Irish Takeover Rules: the Irish Takeover Panel Act, 1997, Takeover Rules, 2001 and the Irish Takeover Panel Act, 1997, Substantial Acquisition Rules, 2001 or any of them as the context may require;

          Legal Due Diligence Report: the legal due diligence report on the Target and the Target Subsidiaries being in the Agreed Form marked "M";

          Listing: means the listing of the Company's, or any holding company's, entire ordinary share capital on a recognised investment exchange in respect of which a recognition order has been made under the Financial Services and Markets Act 2000 of the United Kingdom, section 290 or a listing of its ordinary shares (or of depositary receipts representing the same) on any U.S. national securities exchange;

          Loan Notes: means the discounted guaranteed unsecured loan notes constituted by the Loan Note Instrument;

          Loan Note  Instrument:  means the instrument in the Agreed Form marked
          "E"  to  be  granted  by  the  Subsidiary  constituting   $231,094,256
          discounted guaranteed unsecured loan notes 2009;

          Look Forward Default: means the earlier of (i) a meeting of the Board of the Company concluding that the Company would at a point within the next six months be unable to meet payments of interest or principal under either of the Facility Agreements or (ii) the Company receiving notification from the Facility Agent under either of the Facility Agreements that a Potential Event of Default (as defined in either of the Facility Agreements) has occurred and that notification requires that the Company takes action to remedy such Potential Event of Default and that a Potential Event of Default has occurred;

          Manager's Questionnaire: means, in respect of each Manager, the questionnaire to be completed by him in the form of the document in the Agreed Form marked "I", a copy of which is annexed to the Disclosure Letter;

          Management Accounts: means the unaudited management accounts of the Target for the period from the Accounts Date to 30 November 2002;

          Management Rights Agreements: means the agreements in the Agreed Form marked "F1" and "F2" to be entered into at Completion between the ERISA Partnerships (as defined therein) (1) and the Company (2);

          Mezzanine Facility Agreement: means the agreement in the Agreed Form marked "G2" to be entered into by the Company (1), the Subsidiary (2), and RBS Mezzanine Limited and Barclays Leveraged Finance (as Joint Lead Mezzanine Arrangers), RBS Mezzanine Limited (as Mezzanine Facility Agent) and Barclays Bank PLC (as Security Agent) (3) and the financial institutions listed therein (including Barclays Bank PLC and RBS Mezzanine Limited) as Mezzanine Lenders (4) under which there is made available to the Company a mezzanine facility of up to $45,000,000 together with all documents to be delivered or executed in connection therewith;

          Mezzanine Warrant Instrument: means the warrant instrument constituted by the Company in the Agreed Form marked "O";

          Mr O'Callaghan: means Barry O'Callaghan;

          MSD Capital: means MSD Portfolio L.P. - Investments acting by its general partner MSD Capital, LP. for its own account and as nominee for other accounts managed by MSD Capital, L.P.;

          the Nominated Alchemy Director: means the Alchemy Director designated as such under Clause 7.1;

          Offer: means the recommended offer by the Company to acquire all the outstanding issued and to be issued share capital of the Target (other than that beneficially owned by the Company at the date of despatch of the Offer Document) including any amendment, revision or extension to such offer;

          the Offer Document: means the document setting out the terms of the Offer as summarised in the Press Release;

          Ordinary Shares: means ordinary shares of US$0.01 each in the capital of the Company;

          Panel: means the Irish Takeover Panel;

          Parties: means the parties to this Agreement from time to time and "Party" shall be construed accordingly;

          Press Release: means the press release substantially in the Agreed Form marked "N";

          Principal Subsidiary: has the meaning set out in Clause 14.5.1;

          Realisation: has the meaning set out in the Articles;

          Realisation Date: has the meaning set out in the Articles;

          Realisation Proceeds: has the meaning set out in the Articles;

          Relevant Proportion: means in respect of an Investor that proportion which the number of Ordinary Shares for the time being held by it (or its nominee) bears to the total number of Ordinary Shares then held by
          (i) for the purposes of Clause 14.8, all the Investors and (ii) for the purposes of Clause 18, the Investors to whom the obligations in question are owed;

          Restricted Period: means the period commencing on the date of this Agreement and expiring on the date on which all the Loan Notes have been redeemed in full;

          Return of Capital: has the meaning set out in the Articles;

          Sale: has the meaning set out in the Articles;

          Senior Facility Agreement: means the agreement in the Agreed Form marked "G1" to be entered into by the Company (1), the Subsidiary (2) and The Royal Bank of Scotland plc, Barclays Leveraged Finance (as Joint Arrangers) and Barclays Bank PLC (as Facility Agent and Security Agent) (3) and the financial institutions listed therein (including Barclays Bank PLC and The Royal Bank of Scotland plc) as Lenders (4) under which The Royal Bank of Scotland plc and Barclays Bank plc have made available to the Company term loan and working capital facilities of up to $135,000,000 together with all documents to be delivered or executed in connection therewith;

          the Service Agreements: means the agreements being in the Agreed Form marked "H1" to "H6" to be entered into between each of the Managers relating to their employment with Target and/or the Target Subsidiaries;

          Shareholder Associate: means, in the case of Mr McDonagh, LLT and, in the case of both Mr O'Callaghan and Mr McDonagh any person to whom either may have transferred shares pursuant to any of Articles 7.3 or 7.4 of the Articles of Association;

          Target: means Riverdeep Group Plc;

          Target Shares: means ordinary shares of(euro)0.01 each in the capital of Target;

          Target Subsidiaries: means any subsidiary of Target;

          Trigger Event: shall have the meaning set out in Clause 14.5;

          Underwriting Arrangements: shall have the meaning set out in the Articles of Association;

          Value: means:

          (a)  in the event of a sale of shares as set out in Clauses  14.5.4.1,
               14.5.4.4 or 14.5.4.5, the value of the entire issued share capital of the company being sold calculated by:-

               (i) multiplying the number of equity shares in issue by the highest price per share paid or payable in cash by the purchaser; and

               (ii) adding to the amount so determined,  the amount of any other consideration (in cash or otherwise) which (having regard to the substance of the transaction as a whole) can reasonably be regarded as an addition to the price so paid or payable;

          (b) in the event of an Asset Sale as set out in Clause 14.5.2 the aggregate amount in cash or otherwise received by the Company or any company which is a holding company of the Company or the Principal Subsidiary in respect of the sale or transfer of the assets the subject of the Asset Sale; and

          (c) in the event of a Listing as set out in Clause 14.5.3, the value of the entire issued share capital of the Company calculated by multiplying the number of equity shares which will be in issue immediately following the obtaining of the Listing (but disregarding any shares to be issued by the Company for the purpose of the Listing) by the price per share at which the shares are to be introduced or placed or offered for sale pursuant to the prospectus to be issued by the Company in connection with the Listing;

          (d) in the event of an issue of shares, the value of the entire issued share capital of the company whose shares are being issued calculated by:-

               (i) multiplying the number of equity shares in issue by the highest price per share paid or payable in cash by the person to whom the shares are being issued in respect of such issue; and

               (iii)adding to the  amount so  determined,  any other  amount (in cash or otherwise) which (having regard to the substance of the transaction as a whole) can reasonably be regarded as an addition to the price so paid or payable;

          Warrantors: means the Managers;

          Warrantholders: means the holders of the Warrants (being, as at the date hereof, RBSM (Investments) Limited and Barclays RVCF Investments Limited);

          Warrants: means the warrants to be issued pursuant to the Mezzanine Warrant Instrument;

          Warranty:  means a warranty  contained  or referred to in Clause 4 and
          Schedule 3 and "Warranties" means all those warranties.

1.2       In this Agreement, a reference to:-

1.2.1 a "subsidiary" or "holding company" is to be construed in accordance with section 155 of the Companies Act 1963;

1.2.2 a document in the "Agreed Form" is a reference to a document in the form approved and for the purposes of identification signed by or on behalf of Alchemy (on behalf of the Investors), the Managers and Mr McDonagh;

1.2.3 to any statute or statutory provision shall be construed as including a reference to any modification, re-enactment or extension of such statute or statutory provision for the time being in force, to any subordinate legislation made under the same and to any former statutes or statutory provisions which it consolidated or re-enacted provided that no such amendment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any Party;

1.2.4 a SSAP is to a Statement of Standard Accounting Practice adopted by The Accounting Standards Board Limited and shall be construed as including reference to: -

          1.2.4.1 any Financial Reporting Standard issued by The Accounting Standards Board Limited to amend, withdraw or supersede such SSAP and any reference to an FRS is to a Financial Reporting Standard issued by The Accounting Standards Board Limited; and

          1.2.4.2 any Urgent Issues Task Force abstracts issued by the Accounting Standards Board to advise on and clarify the interpretation of SSAPs and FRSs and any reference to an UITF abstract is to an Urgent Issues Task Force abstract issued by the Accounting Standards Board;

1.2.5 a person includes a reference to a body corporate, association or partnership;

1.2.6     a  person   includes  a  reference  to  that  persons  legal  personal representatives and successors;

1.2.7 a Recital, Clause or Schedule, unless the context otherwise requires, is a reference to a Recital, Clause or Schedule of or to this Agreement; and

1.2.8 where any of the Managers and/or Mr McDonagh are required under this Agreement to exercise their powers as shareholders and/or directors to procure a particular matter or thing, such obligation shall be deemed only to be the obligation to exercise their powers as shareholders and/or directors as the case may be and shall be deemed discharged by the relevant Manager and/or Mr McDonagh (as the case may be) joining with the other Managers and/or Mr McDonagh (as the case may be) in convening meetings and proposing and voting for resolutions where such matter or thing is proposed.

1.3 Save where otherwise expressly provided to the contrary words and expressions defined in the Articles of Association have the same meanings in this Agreement.

1.4       The  index  and   headings  in  this   Agreement  do  not  affect  its
          interpretation.

2        Conditions

2.1 Completion is subject to and conditional upon the following conditions being fulfilled:-

2.1.1 the making of the Offer by the Company on or before the date which is 28 clear days following the date on which the Press Release is issued and the Offer having become or being declared unconditional in all respects in accordance with the Irish Takeover Rules;

2.1.2 the execution of the Facility Agreements by the parties thereto and the facilities under them becoming unconditionally available to the Company subject only to Completion; and

2.1.3 save as contemplated pursuant to Clause 2.3, no amendment to the Offer, Offer Documents or Facility Agreements having been made.

2.2 If all the Conditions are not fulfilled or waived on or before the last day on which the Offer may become or be declared unconditional in all respects or, if earlier, the date on which the Offer lapses or is withdrawn, this Agreement shall cease to have effect except that:-

2.2.1     Clauses 12, 13.3 and 13.4, 19 and 20 shall continue to apply; and

2.2.2     the Parties' accrued rights and obligations shall not be affected.

2.3 Each of the Parties other than the Company undertakes to and covenants with the others that they will exercise their respective votes as shareholders in and directors of the Company so as to procure that during the conduct of the Offer the actions listed below shall not be taken without first obtaining the consent of Alchemy (save as required by the Panel, the Irish Takeover Rules, law or by any regulator having jurisdiction over the Company):-

2.3.1 waive any condition to the Offer or the Facility Agreements or amend the Facility Agreements;

2.3.2 vary or revise the terms of the Offer including (but without limitation) any extension of or increase to the Offer; or

2.3.3 release to any third party any document, advertisement, announcement or other publication relating to or in connection with the Offer.

2.4 Each Manager undertakes not to (and to procure that any person who in relation to any of him is a member of his immediate family shall not) purchase any Target Shares without first obtaining the written consent of Alchemy.

2.5 Each Manager to the extent that he is a director of the Company prior to Completion undertakes, subject to his fiduciary duty as a director of Target or other duties or obligations to the Target or its subsidiaries, to inform Alchemy of any matter which might cause the Company to revoke the Offer immediately upon the Manager becoming aware of such matter.

2.6 Notwithstanding Clause 2.3 above, Alchemy shall be entitled to require that the Company invokes as not having been satisfied any condition to the Offer where the Company is entitled to do so provided that in so doing the Company shall first (to the extent necessary or appropriate) have obtained the consent of the Panel to such condition being invoked (in relation to the obtaining of which the Company shall use all its reasonable endeavours).

3         Completion

3.1       Completion shall take place on the Completion Date when:-

3.1.1 the Managers shall produce to the Investors represented by Alchemy, such evidence as Alchemy may reasonably require to demonstrate that each of the Conditions has been fully satisfied;

3.1.2 each of the Investors shall subscribe and pay for the number of Ordinary Shares at par and the amount of Loan Notes set opposite the name of its nominee in columns 2 and 3 respectively of Schedule 2 in cash in the currency specified in columns 4 and 5 of Schedule 2;

3.1.3 the Company, the Subsidiary and each of the Managers shall (so far as it is in their respective powers (in the case of the Managers as shareholders and/or directors)) procure that resolutions set out in the board minutes in the Agreed Form marked "J1" and "J2" are passed by the directors of the Company at a duly convened board meeting pursuant to which:-

          3.1.3.1 the Company shall issue the Ordinary Shares to the Investors and shall execute and deliver to each of the Investors certificates representing the Ordinary Shares and register the Ordinary Shares, in respect of those to be issued to Alchemy, in the name of Alchemy Partners Nominees Limited, and, in respect of those to be issued to other Investors, in such name or names as shall be notified to the Company;

          3.1.3.2 the Subsidiary shall allot and issue to each of the Investors pursuant to a duly executed Loan Note Instrument the Loan Notes subscribed for by it in accordance with Clause 3.1.2 and register those Loan Notes in the name of their respective nominees (which in the case of Alchemy shall be Alchemy Partners Nominees Limited) and issue certificates in respect of the same, and, in respect of those to be issued to other Investors, in such name or names as shall be notified to the Company;

          3.1.3.3 Mr O'Callaghan, Mr McDonagh, Tony Borden and such persons as, pursuant to Clause 7.1, Alchemy and MSD Capital may direct shall each be appointed as directors of the Company; and

          3.1.3.4 KPMG, Dublin shall be appointed to act as auditors to the Company;

3.1.4     each Manager and the Company shall enter into his Service Agreement;

3.1.5 the Company shall execute and deliver to Alchemy the Management Rights Agreements;

3.1.6 the Company shall execute and deliver the Mezzanine Warrant Instrument, the warrants thereunder shall be constituted, the Company shall allot and issue the Warrants to the Warrantholders in the proportions notified to the Company prior to Completion (or, in default of such notification, in equal proportions), shall register those Warrants in the name of the Warrantholders and issue certificates in respect of the same; and

3.1.7 the Company shall and each of the Managers shall (so far as it is within its or his power as a director and/or shareholder) take or procure to be taken such steps as are necessary to draw down the facilities under the Facility Agreement and to complete the Offer.

3.2       Immediately following Completion:-

3.2.1     the Company shall pay:-

          3.2.1.1 a financial arrangement fee of(euro)1,410,000 plus VAT where applicable to Alchemy Partners;

          3.2.1.2 a financial arrangement fee of (euro)470,000 plus VAT where applicable to Adelaide Capital Corp. Limited; and

3.2.2 the Subsidiary shall pay all out-of-pocket expenses incurred by the Investors (including those of Alchemy, Alchemy Partners and MSD Capital, L.P.) in connection with the transaction, together with VAT where applicable as are required to be paid by the Subsidiary pursuant to Clause 13.

3.3       It is acknowledged by the Parties that:

3.3.1 up to US$31,375,000 may not be subscribed by Alchemy on Completion in respect of its subscription for Loan Notes ("Subscription Shortfall");

3.3.2 to the extent that on Completion Alchemy does not subscribe for all of the Loan Notes which it has agreed to subscribe pursuant to Clause 3.1.2, Barclays Bank Plc have agreed, pursuant to a facility letter dated on or about the date of this

          Agreement entered into with the Company and the Subsidiary (the "Bridging Facility Letter"), to make a bridging loan facility available to the Subsidiary upon the terms and subject to the conditions set out therein in an amount equivalent to the Subscription Shortfall;

3.3.3 Alchemy has agreed pursuant to the Deed of Undertaking to call on investors in the Alchemy Plan on the Relevant Date (as defined in the Deed of Undertaking) to provide funds to Alchemy in an amount of US$31,375,000 and on receipt of such funds to subscribe for Loan Notes in an amount equivalent to such Subscription Shortfall.

3.4 Each of the Parties agree that when Alchemy is required to make an Equity Subscription pursuant to (and as such term is defined in) the Deed of Undertaking, such Equity Subscription shall be made by way of subscription for loan notes in a form identical to the Loan Notes (save in respect of the date of issue of such notes and the redemption date, the redemption date being extended by the number of days elapsed between the date of issue of any Loan Notes to Alchemy and the date of issue of any loan notes pursuant to the Equity Subscription) and each of the Parties agrees that he or it shall use his or its powers as a shareholder in the Company and/or as a director of the Company and the Subsidiary to take all such action as may be required to effect such subscription.

3.5 Forthwith following the execution of this Agreement the parties thereto shall enter into the Acquisition Agreements.

3.6 Mr O'Callaghan and Mr McDonagh shall each use their respective votes as directors of and shareholders in the Company to procure that each of the issued 3,810,000 deferred redeemable ordinary shares of US$0.01 each in the Company are redeemed as soon as lawfully possible following Completion at a price per share no more than the US Dollar equivalent of (euro)0.01 and Alchemy, Mr O'Callaghan and Mr McDonagh each consent to such redemption for the purpose of Clause 8.1.

4         Warranties

4.1.1 Subject to Clause 4.1.3, each of the Managers severally warrants to the Investors that each Warranty is true and accurate as at the date of this Agreement and (save as referred to in (iv) below) will remain true and accurate at Completion except that (i) Joe Roberts makes no such warranty in respect of the Warranties set out at paragraphs 2, 3 or 9 of Schedule 3 (ii) Tony Borden makes no such warranty in respect of Warranties 2 or 3 of Schedule 3 (iii) the Warranties at paragraphs 4 and 6.2 of Schedule 3 are made by Mr O'Callaghan alone; and (iv) the Warranty at paragraph 12 of Schedule 3 is given by Mr O'Callaghan as at the date of this Agreement only.

4.1.2 Mr McDonagh warrants to the Investors in respect of himself and LLT that as at the date of this Agreement the Target Shares set out against his name and that of LLT in column 2 of Schedule 1 are (in the case of the Target Shares registered in his name) legally and beneficially owned by him and (in the case of the Target Shares registered in the name of LLT) legally owned by LLT and beneficially owned by him, in each case free from all liens, charges, equities, encumbrances or interests of any nature whatsoever, or any agreement, arrangement or obligation to create any of the same, in favour of any other person.

4.1.3 None of the Warranties set out at Schedule 3 are given by Mr McDonagh and no other warranty is given by Mr McDonagh.

4.1.4 The Warranties set out at paragraphs 5, 7 and 12 of Schedule 3 are given by each Manager in respect of himself only.

4.1.5 The Warranties set out in paragraphs 1.1, 1.2, 1.4, 1.5, 2, 3, 6, 8.1, 8.2, 10.1 and 10.2 of the Warranties are given by Messrs Bordon, Mulderry and Roberts in respect of themselves only and in each case to the extent only that such Warranties relate to the areas of the business of Target and/or the Target Subsidiaries for which they have executive responsibility.

4.2 The Warranties are qualified by matters fairly and reasonably disclosed in the Disclosure Letter and by any matter expressly provided for under this Agreement or the Offer Document. No other knowledge relating to the Company and the Target and its Subsidiaries (actual, constructive or imputed) prevents or limits a claim made by the Investors for breach of a Warranty. Neither the Warrantors nor Mr McDonagh may invoke the Investors' knowledge (actual, constructive or imputed) of facts which might make a Warranty or the statement referred to in Clause 4.1.2 untrue and inaccurate as a defence to a claim for breach of a Warranty or Clause 4.1.2.

4.3 Each of the Warrantors waives and may not enforce a right which he may have in respect of a misrepresentation, inaccuracy or omission in or from information or advice supplied or given by any other Warrantor or by an officer or employee of the Target or the Target Subsidiaries or the Company for the purpose of assisting the Warrantor to make a representation, give a Warranty or prepare the Disclosure Letter.

4.4 Each Warranty is to be construed separately and independently and (except where this Agreement provides otherwise) is not limited by another provision of this Agreement or another Warranty.

4.5 A reference in Schedule 3 or the Disclosure Letter to a person's knowledge, information, belief or awareness is deemed to include (except where stated) knowledge, information, belief or awareness the person would have had if the person had made due and careful enquiries of each of the Managers and of each of David Mulville, Bill Burke, Ciara Smyth, Jeff Costello, Kevin Lozaw, Eric Stone, David Bader, Jim Ruddy, Bob Antonucci and J J Comerford and the knowledge, information, belief or awareness which that person ought reasonably to have known or been aware of or reasonably believed having regard only to his executive function with the Target or its subsidiaries.

4.6 Except for claims in respect of a breach of a Warranty arising or being increased as a result of fraudulent or grossly negligent conduct on the part of the relevant Warrantor or arising in relation to the Warranty set out at paragraph 12 of Schedule 3:-

4.6.1 the aggregate liability of each Manager for all claims pursuant to the Warranties (other than in respect of a claim under paragraph 12 of the Warranties) shall not exceed the amount set opposite his name in column 5 of Schedule 1; and

4.6.2 no Warrantor shall be liable in respect of any claim(s) for breach of a Warranty unless the amount of such claim or claims exceeds 50% of the amount set opposite his name in column 5 of Schedule 1 (except when the claim relates to any statutory and/or criminal fine or penalty) but if the liability in respect of such claim exceeds such amount the Warrantor shall be liable for the whole claim and not solely the excess.

4.7 Unless the Investors' discovery of the breach of the Warranty is delayed to more than two years after Completion as a result of fraudulent or grossly negligent conduct on the part of the relevant Warrantor, no Warrantor shall be liable in respect of a claim for breach of a Warranty unless he has been given written notice of the claim within two years after Completion and proceedings in respect of any such claim have been commenced by service of proceedings on him within 9 months of the receipt of the notice.

4.8 The Warrantors shall have no liability in respect of any claim for breach of a Warranty:-

4.8.1 to the extent that a provision or reserve in respect of the specific liability or other matter giving rise to the claim in question was made in the Accounts, Business Plan or the Management Accounts;

4.8.2 to the extent that the claim in question arises, or is increased, wholly or partly as a result of any change in any accounting practice, enactment, law, regulation, directive or practice of any government, government department or agency or any regulatory body (including changes in Revenue statements of practice or published interpretation of tax statute or withdrawal of published revenue precedents) made after the date of this Agreement whether or not having retrospective effect.

4.9 If the Company or any of the Subsidiaries is or may be entitled to recover from some other person any sum in respect of any matter giving rise to a claim, the Company shall procure that all reasonable steps are taken to enforce recovery and, if any sum is so recovered, then either (i) the amount payable by the Warrantors in respect of that claim shall be reduced by the amount by which the Investors' loss arising from the breach of Warranty is so reduced or (ii) if any amount shall already have been paid by the Warrantors in respect of that claim such that the Investors shall have been compensated for a loss, which loss is compensated through the sum recovered, there shall be repaid to the Warrantors an amount equal to the lesser of (x) the amount by which the Investors' loss arising from the breach of Warranty is so reduced and (y) the amount paid by the Warrantors in respect of the relevant claim.

4.10 The Warranties set out at paragraphs 1.6, 8, 10 and 11 of Schedule 3 apply to each of the Target Subsidiaries as well as to the Target as if the word "Target" was defined to mean the Target and each of the Target Subsidiaries.

4.11      Deliberately left blank

4.12 If the Investors make a claim against the Warrantors or Mr McDonagh (or any of them) under this Clause 4 none of the Warrantors or Mr McDonagh shall have or pursue any claim or third party action to join in, claim against, seek a contribution from or otherwise claim or seek damages or compensation from any member of the Group in respect of any such claim and each of the Warrantors and Mr McDonagh undertakes to the Investors that the Company has not entered into any indemnity or other agreement or arrangement concerning the liability of the Warrantors or any of them for any breach of the Warranties or Mr McDonagh for any breach of Clause 4.1.2 or, in the case of any of them for any breach of any other provision of this Agreement.

4.13 During the period beginning on the date of this Agreement and ending on the Completion Date, each Warrantor shall fairly and reasonably disclose in writing to Alchemy (on behalf of the Investors) immediately on becoming aware of the same, any matter (including, without limitation, any omission to act) which arises after the date of this Agreement and before Completion which is inconsistent with or constitutes a breach of any of the Warranties. If any such matter does so arise and is notified as aforesaid the Disclosure Letter shall be deemed to be amended so that such matter operates so as to qualify the Warranties as given at Completion (but does not, for the avoidance of doubt, qualify the Warranties that were given on the date hereof).

4.14 Mr O'Callaghan shall, to the extent that he is required to make any payment to satisfy any liability in excess of (euro)2,000,000 which he may have in respect of a claim for a breach of Warranty pursuant to this Clause 4, be permitted (but not obliged) to satisfy up to
          (euro)1,000,000 from the proceeds of sale of part of his holding of Ordinary Shares provided that such Ordinary Shares are transferred pursuant to the provisions of Article 8 of the Articles (pre-emption rights).

4.15 In the event that Mr O'Callaghan shall fail to satisfy any adjudged or agreed liability pursuant to a claim under the Warranties (which was adjudicated as payable by a court of competent jurisdiction following any appeal(s) or agreed by Mr O'Callaghan as being payable) within a period of three months from such liability being so adjudged or agreed ("the Unsatisfied Liability") then without prejudice to any other right that the Investors may have (but only if (i) they commence the exercise of such right within one month of the expiry of the said three month period and (ii) they continue to require such transfer despite the fact that the calculation or agreement of the market value as referred to below shows that the aggregate value of Ordinary Shares held by Mr O'Callaghan and his Shareholder Associates is less than the amount of the Unsatisfied Liability) the Investors shall be entitled to require Mr O'Callaghan (or any of his Shareholder Associates) to transfer to the Investors (pro rata to the Investors' respective holdings of Ordinary Shares) such number of Ordinary Shares whose aggregate market value (assuming a willing seller to a willing buyer and making an appropriate discount for the fact that such shares represent a minority interest) is in the opinion of the Independent Expert (as defined in this Clause 4.15) a sum equal to, or if the entire holding of Ordinary Shares held by Mr O'Callaghan and his Shareholder Associates are to be transferred, a sum less than, the Unsatisfied Liability. If Mr O'Callaghan fails to deliver (or procure delivery by his Shareholder Associates) of the stock transfer forms in respect of such number of Ordinary Shares within three business days of the delivery of the Independent Expert's opinion then Mr O'Callaghan hereby irrevocably authorises the Nominated Alchemy Director to execute such transfer forms on his (and his

          Shareholder Associates) behalf. Upon due transfer of all Ordinary Shares required to be transferred hereunder there shall be deemed to be a full and complete discharge of the Unsatisfied Liability. For the purposes of this Clause 4.15 the expression "Independent Expert" shall mean an independent firm of valuers (agreed by the Investors and Mr O'Callaghan) or, failing agreement within 3 days of the Investors proposing a firm to Mr O'Callaghan, such firm to be nominated (at the request of the Investors or Mr O'Callaghan) by the President for the time being of the Institute of Chartered Accountants in Ireland. The costs of such Independent Expert shall be borne as to 50% by the Investors and 50% by Mr O'Callaghan.

4.16 For the avoidance of doubt, the Investors shall not be entitled to rescind this Agreement for breach of Warranty or under any other provision of this Agreement and, other than pursuant to Clause 2.1, shall not decline to proceed to Completion and comply with their obligations under Clause 3.1.2. In particular, failure by a Manager to comply with Clause 3.1.4 shall not entitle the Investors to decline to proceed to Completion and comply with such obligations.

5         Certain undertakings

5.1 Each of the Managers (in consideration for inducing the Investors to enter into this Agreement and to subscribe for Ordinary Shares and Loan Notes) undertakes with each other, the Company and with the Investors that, except (subject to Clause 5.3) with the written consent of the Nominated Alchemy Director:-

5.1.1 the Manager shall not while employed or engaged by a member of the Group, except in the course of his duties as an employee, nor after he ceases to be an employee of a member of the Group, however his employment ceases, use or disclose to any person any trade secrets or confidential information concerning the business, customers or financial or other affairs of a member of the Group (save for confidential information in the public domain other than as a result of a breach of this Agreement by the Manager or save as may be required by law or regulation to be disclosed) and the Manager shall make every effort to prevent the use or disclosure of such secrets, trade secrets or confidential information;

5.1.2 for one year after ceasing to be employed by a member of the Group, however his employment ceases, the Manager shall not (on his own behalf or on behalf of any person, concern, firm or body corporate) directly or indirectly in competition with a business of a member of the Group as operated at the time his employment ceases:-

          5.1.2.1 seek to procure orders from, seek employment or engagement with, be employed or engaged by or do business with any person who has been a customer of a member of the Group at any time during the year before his employment ceases on whose account or business he personally worked or was responsible or in relation to whom he obtained confidential information during the same period; or

          5.1.2.2 engage, employ, solicit or contact with a view to his engagement or employment any person known personally to him (whether or not such person would commit a breach of the terms of his contract of employment or engagement by leaving the service of the company concerned) who is or has been employed or engaged by a member of the Group in a senior capacity at any time during the year before his employment ceases or knowingly employ, or assist in or procure the employment or engagement by any other person, concern, firm or body corporate of any such person;

5.1.3 for one year after ceasing to be employed by a member of the Group, however his employment ceases, the Manager shall not within a territory in which a member of the Group operates at the time his employment ceases either alone or jointly with or as manager, adviser, consultant, agent or employee of any person, concern, firm or body corporate directly or indirectly carry on or be engaged in any business in competition with the business of a member of the Group as operated at the time his employment ceases and in which he has personally worked or was responsible for or in relation to which he obtained confidential information during the period of one year before his employment or engagement terminates;

5.1.4 for one year after ceasing to be employed by a member of the Group, however his employment ceases, the Manager shall not interfere or seek to interfere so as to adversely affect the relations between any member of the Group and any person, concern, firm or body corporate who has within the previous one year been one of its or their suppliers (or an introducer of prospective customers) and with which he was involved personally in dealings or negotiations on behalf of the Company or any member of the Group or in relation to which he obtained confidential information at any time during that period;

5.1.5 at no time after ceasing to be an employee of a member of the Group, however his employment ceases, shall the Manager directly or indirectly carry on a business either alone or jointly with or as manager, adviser, consultant, agent or employee of any person, concern, firm or body corporate, whether or not the business is similar to any business of a member of the Group, under a name including the words "Riverdeep", "Riverdeep Interactive", "Broderbund", "Logal", "Ed-Vantage", "Edmark", "Smartstuff Software", "Teacher Universe" "The Learning Company" or "TLC" or any name likely to be confused with a name used by a member of the Group at the time his employment ceases; and

5.1.6 while employed by a member of the Group he shall, unless prevented by illness, devote his whole time and attention to the business of the Group and shall not without the prior consent of the Nominated Alchemy Director:-

          5.1.6.1 directly or indirectly engage or be interested in any other business; or

          5.1.6.2 hold any directorship of any company other as a director of a member of the Group,

          5.1.6.3 be concerned or interested in any business competing with that carried on by a member of the Group or the business of a supplier or customer of a member of the Group provided that a Manager may be interested in securities which are for the time being quoted on a recognised investment exchange (in respect of which a recognition order has been made under the Financial Services and Markets Act 2000 of the United Kingdom section 290) if the Manager's interest in the securities does not exceed five per cent. of the total amount of the securities in issue.

5.1.7 The Managers agree that they consider the restrictions contained in this Clause 5 are no greater than is reasonable and necessary for the protection of the interests of the Company, the Group and the Investors but if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modifications as may be necessary to make it valid and enforceable.

5.1.8 The restrictions contained in each sub-clause of this Clause 5 shall be construed as separate and individual restrictions and shall each be capable of being severed without prejudice to the other restrictions or to the remaining provisions of this Agreement.

5.2 Mr O'Callaghan and Mr Mulderry agree that as soon as practicable and in any event prior to 31 January 2004 the arrangements by which Silverbank Limited provides the services of Mr O'Callaghan and Mr Mulderry respectively to the Target and/or the Target Subsidiaries shall be discontinued so that, from 31 January 2004, Mr O'Callaghan and Mr Mulderry shall be employed directly by the Company or the Target on terms which in all material respects reflect the terms on which their services are currently provided and, so far as possible, on terms which preserve their continuity of service. The Parties agree to procure, so far as they are each able, that the Company or the Target offer to employ Mr O'Callaghan and Mr Mulderry on the terms referred to above.

5.3 The consent of the Board (as opposed to the Nominated Alchemy Director) shall be required in circumstances where it is intended that the Manager concerned becomes an employee of another company in which Alchemy has a shareholding interest exceeding 10%.

6         Financial information

6.1 The Company shall supply the Investors, Alchemy Partners, Mr McDonagh and Mr O'Callaghan with the following information:-

6.1.1 the audited consolidated accounts of the Group for each financial year as soon as practicable and at the latest by three months after the end of that financial year;

6.1.2 no later than one month before the start of each financial year, an annual budget for the Group for that financial year approved, during the Restricted Period, in writing by the Nominated Alchemy Director;

6.1.3 monthly management accounts consisting of a balance sheet, profit and loss account and cashflow statement and a forecast balance sheet, profit and loss account and cashflow statement for the period from the date of such management accounts to the end of the then current financial year of the Company, as soon as practicable, and at the latest by three weeks after the end of each month:-

          6.1.3.1   on a consolidated basis for the Group;

          6.1.3.2   for the Company and each trading subsidiary undertaking; and

          6.1.3.3 containing appropriate comparisons with prior years and the Approved Budget and a commentary thereon;

6.1.4 such other financial or management information relating to the Group as any of the Investors, Alchemy Partners, Mr McDonagh and Mr O'Callaghan may reasonably request from time to time.

6.2 Each of the Managers shall use reasonable efforts to procure full and prompt performance by the Company of its obligations under this Clause 6.

6.3 The Investor Directors may pass any information received from the Company to Alchemy, Alchemy Partners and MSD Capital and to any adviser to, trustee or manager of, any fund advised or managed by Alchemy Partners or MSD Capital and to Alchemy Partners' or MSD Capital's other professional advisers on terms that such information is kept confidential.

6.4       The  Company  shall  provide  such  other   information  as  shall  be
          reasonably requested by the Investors and/or Mr McDonagh and/or Mr O'Callaghan including, without limitation in the case of Alchemy and MSD Capital, such information as may be necessary or desirable to enable investors in any funds advised by Alchemy Partners or MSD Capital to make elections for US federal tax purposes in connection with the Company.

6.5 The Company shall submit for review by the Nominated Alchemy Director in the case of Mr O'Callaghan prior to their reimbursement full details of all expenses claimed for reimbursement by Mr O'Callaghan. The Company shall submit for review by the remuneration committee in the case of the other Managers full details of all expenses reimbursed to, each of the Managers on a monthly basis. On a monthly basis the Company shall also send to the Nominated Alchemy Director in the case of Mr O'Callaghan and the remuneration committee in respect of the other Managers full details of all expenses charged by each of Mr O'Callaghan or the Managers as the case may be to a corporate credit card and/or corporate account.

7         Investor Directors and Board composition

7.1 The Investors shall be entitled to appoint and remove up to three directors as Investor Directors of which two directors may be appointed by Alchemy, of which one appointee shall be designated by Alchemy Partners as the Nominated Alchemy Director; and the third of which shall be designated by MSD Capital. The Nominated Alchemy
          Director shall act as the initial Chairman of the Company until another Chairman is appointed. Other than where the initial Chairman is to be a partner of Alchemy Partners or where a replacement chairman is a partner of Alchemy Partners the prior written consent of Mr O'Callaghan (such consent not to be unreasonably withheld) shall be obtained to the appointment of the first Chairman or any change of Chairman from the Nominated Alchemy Director. The initial appointment of the Nominated Alchemy Director shall be made at the board meeting referred to in Clause 3.1.3. Subsequent appointments and removals made by either Alchemy or MSD Capital under this Clause 7.1 shall be made by notice in writing to the Company.

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

7.2 Each of Mr O'Callaghan and Mr McDonagh shall be entitled to appoint and remove one director. The initial appointments shall be Mr O'Callaghan and Mr McDonagh themselves. Any subsequent appointments and removals shall be made by notice in writing to the Company. Any appointment by Mr O'Callaghan who is other than Mr O'Callaghan or by Mr McDonagh who is other than Mr McDonagh shall be made with the prior written consent of Alchemy, such consent not to be unreasonably withheld or delayed.

7.3       Alchemy  Partners  shall be  entitled  to  receive  an  annual  fee of
          (euro)100,000 plus VAT, payable quarterly in arrears on 1 January, 1 March, 1 June and 1 September of each year, in respect of the services to be provided by it to the Company such fee to increase annually with effect from the anniversary of the date hereof at a rate equal to the increase in the Consumer Price Index. The Investor Directors shall be entitled to be reimbursed all expenses reasonably incurred by them in connection with their office as directors.

7.4 The Company shall effect directors and officers insurance with an insurance company of good repute in respect of any directors appointed in accordance with Clause 7.1 for not less than (euro)20 million, each on terms approved by the Nominated Alchemy Director and to be maintained and renewed for as long as such director holds office as a director of any member of the Group and for a period of one year after he ceases to be such a director.

7.5.1     The  Board  shall  initially  comprise  the  Investor  Directors,   Mr
          McDonagh,  Mr  O'Callaghan,  Tony  Borden,  Tony  Mulderry  and  Niall
          McFadden.

7.5.2 Mr O'Callaghan shall use his reasonable endeavours to procure Bill Burke's attendance at Board meetings for so long as shall be reasonably requested by the Nominated Alchemy Director.

7.5.3 As soon as practicable following Completion and in any event within three months of Completion the Board shall appoint a new Chief Financial Officer of the Group based in Novato, California. Such person shall be appointed as a director of the Company and shall adhere to this Agreement (other than in respect of Clause 4) as if he was named herein as a Manager. If such appointment is not made within a three month period aforesaid the Board shall appoint such person as the remuneration committee shall recommend be appointed.

7.5.4 As soon as practicable following Completion and in any event within six months of Completion the Board shall appoint a new operational Chief Executive Officer of the Group based in Novato, California. The document in the Agreed Form "P" sets out certain details regarding the reporting lines, responsibilities and authorisations of such Chief Executive Officer. Such person shall be appointed as a director of the Company and shall adhere to this Agreement (other than in respect of Clause 4) as if he was named as a Manager. If such appointment is not made within the six month period aforesaid the Board shall appoint such person as the remuneration committee shall recommend be appointed. Upon the appointment of the new Chief Executive Officer of the Group as referred to in this Clause 7.5.4, Mr O'Callaghan shall be given the title "Executive Chairman" and shall (in reporting line terms) be the most senior executive of the Company. The director at that time who is Chairman shall cease to use that title and shall be

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

          known as the "Governing Director" but shall continue to fulfil the role normally associated with the Chairman of the Board.

7.5.5 A schedule for the locations of meetings of the Board shall be drawn up on a rolling annual basis, such schedule to be approved by the Nominated Alchemy Director.

7.5.6 Unless agreed by the Nominated Alchemy Director, the following persons shall attend all meetings of the Board in person:-

          -    Mr O'Callaghan;
          -    Tony Borden or the new operational Chief Executive Officer;
          -    (if  Mr   O'Callaghan  is  successful  in  using  his  reasonable
               endeavours under Clause 7.5.2) Bill Burke or the new Chief Finance Officer.

7.6 The Parties shall procure that the Board shall, (i) on Completion or immediately thereafter, form and maintain an audit committee, a remuneration committee and a nominations committee and (ii) immediately on the occurrence of a Default and/or a Look Forward Default form and maintain for so long as such Default and/or Look Forward Default remains outstanding, a restructuring committee, each such committee having the following membership and duties:-

7.6.1 the membership of the audit committee shall comprise three persons consisting of the Nominated Alchemy Director, one other Investor Director selected by Alchemy and Mr O'Callaghan. The purpose of the audit committee is to monitor the accounting and other finance functions of the Group and in such capacity the audit committee shall be entitled to require persons responsible within the Group for such duties to report direct to it and take such steps as the audit committee may direct to improve the efficiency and robustness of such accounting and other finance functions (including the production of management accounts containing detailed business unit by business unit information). If the audit committee acting reasonably considers there to be a material deficiency in procedures and reporting, then the audit committee may (at the cost of the Company) commission external accountants to report on the situation and make recommendations or require the chief executive officer and/or chief financial officer of the Company to take such reasonable action to eliminate such financial reporting and procedures deficiencies as the audit committee considers appropriate. The audit committee may also (at the cost of the Company) commission external accountants if they reasonably believe that the Board should be properly informed as to whether a Look Forward Default or Default is about to occur.

7.6.2 the membership of the remuneration committee shall comprise three persons consisting of the Nominated Alchemy Director, one other Investor Director selected by Alchemy and Mr O'Callaghan provided that a committee member shall withdraw from any meeting while his own remuneration or position is considered. The senior executive officer of the Company shall upon the committee's request prepare and deliver a report and recommendation on remuneration. The Board shall follow and enact the recommendations of the remuneration committee on:-

          (i) the remuneration of all directors of the Company (other than the Investor Directors appointed by Alchemy);

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

          (ii) the terms of appointment or the terms of dismissal and the remuneration (including any variations) of senior employees or consultants of the Group who are not directors of the Company and whose annual salary is in excess of
                    (euro)150,000 per annum (or such higher amount as the remuneration committee may from time to time determine);

          (iii) the issue of options to subscribe for up to 9,338,485 Ordinary Shares to new employees of Group;

          (iv) whether in the event of gross misconduct on the part of Mr O'Callaghan, Mr O'Callaghan's Service Agreement shall be terminated as a consequence in accordance with its terms; and

          (v) any other matter where authority is specifically delegated to the remuneration committee under the provisions of Clauses 6.5, 7.5.3 and 7.5.4 or under Articles 10.2, 10.4.1 and 10.8.

          To the extent that Mr O'Callaghan disagrees with any decision or recommendation of the remuneration committee (falling within sub-paragraphs (i) to (iii) or (v) above), he shall be entitled to refer such matter to an independent expert for determination. The remuneration committee shall consider the decision of such expert but such decision shall not be binding on the remuneration committee. The Company shall bear the cost of the independent expert.

          The remuneration committee shall also make recommendations to the Board on the issue of options to subscribe for up to 8,620,140 Ordinary Shares (in addition to the options referred to in Clause 7.6.2(iii) above) to existing employees of the Group and the Board shall consider such recommendations in reaching its decision but the Board shall not be bound to follow such recommendations.

7.6.3 the membership of the nominations committee shall comprise four persons consisting of the Nominated Alchemy Director, one other Investor Director selected by Alchemy, Mr O'Callaghan and Mr McDonagh. The nominations committee shall nominate persons to be appointed as directors of the Board (other than the Investor Directors). The nominations committee shall consider the appointment of the Chairman on an annual basis.

7.6.4 the membership of the restructuring committee shall comprise four persons consisting of the Nominated Alchemy Director, one other Investor Director selected by Alchemy (of whom the Nominated Alchemy Director shall act as chairman and have a casting vote in the event of deadlock), Mr O'Callaghan and one further director selected by Mr O'Callaghan. The purpose of the restructuring committee is to consider and make proposals to cure or otherwise address the Default and/or the Look Forward Default and/or achieve a successful refinancing of the Group or such other action which in each case is reasonable in the circumstances which have given rise to the Default or the Look Forward Default ("the Restructuring Committee Proposals"). The provisions of Clauses 7.8 and 7.9 shall apply in respect of any proposal or proposals made by the restructuring committee.

7.7 For the purposes of the committees referred to in Clause 7.6 above a necessary quorum for each of the audit committee, the remuneration committee and the restructuring committee shall be the attendance of one Investor Director nominated by Alchemy pursuant to Clause 7.1 and Mr O'Callaghan and, in the case of the nominations committee, shall consist of one Alchemy Director and one of Mr O'Callaghan or Mr McDonagh. At the request of the Board, or at the request of any member of any of the said committees, a committee meeting shall be held within 14 Business Days (or within 5 Business Days in the circumstances of a meeting of the restructuring committee) of any such request or on such shorter notice period as would allow a quorate committee meeting to be held. In the event that a duly convened committee meeting is not quorate then such meeting shall be adjourned to a later date within 7 Business Days of the originally convened meeting (or 2 Business Days in the circumstances of a meeting of the restructuring committee) and, notwithstanding the quorum requirements referred to above, if two members of the relevant committee are present such meeting shall be deemed to be quorate.

7.8       In the event of any Look Forward Default:-

7.8.1 the Board shall give all due consideration to the Restructuring Committee Proposals; and

7.8.2 if following such due consideration the Board approves the Restructuring Committee Proposals ("the Board's Remedies") then the consent of neither Mr McDonagh nor Mr O'Callaghan shall be required under Clause 8.1 in order to implement the Board's Remedies and furthermore Mr O'Callaghan and Mr McDonagh agree on behalf of their own shareholdings (and agree to procure in relation to the shareholdings of their Shareholder Associates) to vote such shares in favour of any shareholder resolutions proposed as a result of the Board Remedies. In order to secure such obligations Mr McDonagh and Mr O'Callaghan hereby irrevocably appoint the Chairman of any proposed shareholder meeting required to be held to pass the said resolutions to execute in his favour and vote on their behalf at any such meeting.

7.9.1 In the event of any Default the Board shall immediately take all steps to enact the Restructuring Committee Proposals and if the Board (in the opinion of Alchemy acting in good faith) shall fail to act as aforesaid then the Company, Mr McDonagh and the Managers each agree that:-

          7.9.1.1 Alchemy shall have the right by serving written notice on the Company to appoint, for so long as Restructuring Committee Proposals remain to be implemented (and the Managers and the Company shall take all necessary steps to ensure that such appointments become effective) such number of additional directors as shall result in the directors appointed pursuant to Clauses 7.9.1 and 7.1 being a majority of the directors of the Company;

          7.9.1.2 each shall (so far as it is within its or his power as a director and/or shareholder) take or procure to be taken all such steps as are necessary and act and vote in all matters in accordance with the lawful instructions of Alchemy to implement such Restructuring Committee Proposals; and

7.9.2 The consent of neither Mr McDonagh nor Mr O'Callaghan shall be required to implement any action to be taken pursuant to Clause 7.9.1 and furthermore Mr O'Callaghan and Mr McDonagh agree on behalf of their own shareholdings (and agree to procure in relation to the shareholdings of their Shareholder Associates) to vote such shares in favour of any such action. In order to secure such obligations Mr McDonagh and Mr O'Callaghan hereby irrevocably appoint the Chairman of any proposed shareholder meeting required to be held to pass the said resolutions to execute in his favour and vote on their behalf at any such meeting.

7.9.3     In the event that  Alchemy  does not  exercise its rights under Clause
          7.9.1.1 and 7.9.1.2, then, in the circumstances referred to in Clauses
          7.9.1 and for so long as the Restructuring Committee Proposals remain to be implemented, Investor Directors shall have the right to an aggregate number of votes in respect of any resolution of the directors which is one vote greater than the number of votes capable of being cast on any relevant resolution by all other directors of the Company including any casting vote which the Chairman, if not an Investor Director, may have.

7.10 In the event that any of the Board Remedies under Clause 7.8 or implementation of the Restructuring Committee Proposals under Clause
          7.9 lead to any of the Investors investing further monies in the Group whether by way of debt or equity financing each of Mr O'Callaghan and Mr McDonagh shall have the right by serving notice on the relevant Investor(s) within one month of the aforesaid investment ("the Selldown Notice") to require to be transferred to them such percentage of each such further investment by such Investor(s) as is calculated from the following formula:-

          B x 100
          -
          C

          B equals the number of Ordinary Shares held by Mr O'Callaghan (and his Shareholder Associates) or Mr McDonagh (and his Shareholder
          Associates) as at the date of such further investment by the Investor(s);

          C  equals  the  aggregate   number  of  Ordinary  Shares  held  by  Mr
          O'Callaghan  (and his  Shareholder  Associates),  Mr McDonagh (and his
          Shareholder Associates) and the Investors as at the date of such further investment by the Investor(s).

7.11 If either Mr O'Callaghan or Mr McDonagh exercises his right under Clause 7.10 then completion shall occur at the registered office of the Company within 7 Business Days of the date of the Selldown Notice ("the Completion Selldown Date") at which time (i) Mr McDonagh or Mr O'Callaghan (as the case may be) shall pay to the relevant Investor(s) an amount equal to the amount paid by such Investor(s) in respect of the investment(s) being transferred plus an amount equal to the accrued rights on such investment up to the Completion Selldown Date and (ii) the relevant Investor(s) shall deliver duly executed transfers in respect of the relevant individuals.

7.12 Wherever in this Clause 7 a right is granted specifically to Mr O'Callaghan, and Mr O'Callaghan becomes unable for any reason to exercise that right (other than on a temporary basis), including but not limited to in the event of his long-term injury or illness or his death, that right shall pass and devolve fully and automatically to Mr McDonagh and be exercisable by Mr McDonagh on the terms set out in this Agreement for the duration of and in each instance of Mr O'Callaghan's absence or inability.

7.13 References in this Clause 7 to Mr O'Callaghan and Mr McDonagh shall include their respective personal representatives and successors.

8         Matters requiring consent

8.1 Subject to the provisions of Clauses 7.8, 7.9 and 8.2 to 8.6, each of the Managers, Mr McDonagh and the Investors agree that the following acts, unless required by this Agreement, shall not be carried out without the explicit written consent of the Nominated Alchemy Director and each of Mr McDonagh and Mr O'Callaghan and they shall each use their respective rights and powers as a director and/or shareholder to procure so far as he or it is able that no such act is carried out unless such consent has been given:-

8.1.1 (other than as contemplated by the Acquisition Agreements, the Offer, the Underwriting Arrangements or the Warrant Instrument) the variation of the authorised or issued share capital of any member of the Group or the creation, allotment or issue of any shares in the capital of any member of the Group or of any other security or the granting of any option or other right to subscribe in respect thereof or convert any instrument into shares in the capital of any member of the Group or the variation of the rights attaching to shares in the capital of any member of the Group other than the issue of any options (or shares granted thereunder) pursuant to the option scheme referred to in Clause 17;

8.1.2 the alteration of the memorandum or articles of association (or equivalent documents) of any member of the Group;

8.1.3 the declaration or distribution of any dividend or other payment out of the distributable profits of the Company, other than as required by the Articles of Association, or of any subsidiary undertaking of the Company, other than a dividend or distribution by a wholly-owned subsidiary of the Company or another of its wholly-owned subsidiaries;

8.1.4 the reduction of the share capital, share premium account, capital redemption reserve or any other reserve of any member of the Group, other than as required by the Articles of Association, the reduction of any uncalled liability in respect of partly paid shares of the Company or any redemption, purchase, or other acquisition by the Company of any shares or other securities of the Company;

8.1.5     the taking of steps to wind up or dissolve any member of the Group;

8.1.6 (subject to Clause 7.1) the appointment or removal of any director of any member of the Group;

8.1.7 the appointment of auditors of any member of the Group, other than the reappointment of KPMG as existing auditors;

8.1.8 the disposal (including the lease to a third party) or acquisition by any member of the Group in any Financial Year of:-

          8.1.8.1 a significant asset (excluding disposals or acquisitions of working capital assets);

          8.1.8.2   the whole or a significant part of an undertaking; or

          8.1.8.3   a subsidiary undertaking

          the net assets of which represent more than 5% of the consolidated net assets of the Group at the time, as shown by the latest management accounts, and for the purpose of this sub-clause all disposals or acquisitions in any one financial year shall be aggregated;

8.1.9 any material change in the nature of the business or cessation of any significant business operation of any member of the Group;

8.1.10 the alteration of the year end date of any member of the Group or the alteration of the accounting policies and bases upon which the annual profit and loss account or balance sheet of any member of the Group are prepared;

8.1.11 the entry into, termination or variation of any contract or arrangement between (1) any member of the Group and (2) a Manager or a person who in relation to a Manager is a connected person and (3) employees with salaries in excess of (euro)150,000 other than where a Service Agreement is terminated at the direction of the Nominated Alchemy Director pursuant to Clause 11;

8.1.12 the variation of the remuneration or other benefits under a contract or arrangement of a type referred to in Clause 8.1.11 or the payment of bonuses or other emoluments other than as provided in existing employment agreements; and the waiver of any breach of such a contract or arrangement;

8.1.13 the delegation by the directors of any member of the Group of any of their powers to a committee (other than as provided in Clauses 7.6 and 7.7);

8.1.14 the alteration, variation or waiver of any of the terms of or conditions to or rights under any of the Offer Document, the Service Agreements and the Facility Agreement other than where a Service Agreement is terminated at the direction of the Nominated Alchemy Director pursuant to Clause 11;

8.1.15 the incurring by any member of the Group of any borrowing or any other indebtedness or liability in the nature of borrowing, other than pursuant to the Facility Agreement which when aggregated with all other borrowings of members of the Group (other than pursuant to the Facility Agreement) would exceed (euro)5,000,000;

8.1.16    capital  expenditure  of any member of the Group which is greater than
          (euro)250,000 or which would cause capital expenditure of the Group in any financial year to exceed (euro)6,000,000 and in either case which is not specifically provided for in the relevant Approved Budget;

8.1.17 the entering into by any member of the Group of any lease, licence or similar obligation under which the rental and all other payments exceed (euro)250,000 a year or which would make the Group liable for payments exceeding (euro)1,000,000 a year under all its leases, licences or similar obligations and in either case which is not specifically provided for in the relevant Approved Budget other than any licensing and/or co-development arrangements entered into in the ordinary course of business of the Group;

8.1.18 the creation of any mortgage, charge or other encumbrance over any asset of any member of the Group and the giving of any guarantee by any member of the Group, other than pursuant to the Facility Agreement or the creation of liens in the ordinary course of trading;

8.1.19 the entering into by any member of the Group of any contract or arrangement outside the ordinary course of trading or otherwise than at arms length;

8.1.20 the incorporation of a new subsidiary undertaking of the Company or the acquisition by any member of the Group of an interest in any shares in the capital of any body corporate;

8.1.21 the instigation or settlement of any litigation or arbitration proceedings (other than debt collection in the ordinary course of business) by any member of the Group when the amount claimed exceeds
          (euro)500,000;

8.1.22 the adoption of any bonus or profit sharing scheme or any share option or share incentive scheme or employee share trust or share ownership plan (save for an option scheme as referred to in Clause 17 which adheres to the principles set out in the document being in the Agreed Form marked "Q");

8.1.23 the making of any loans or payments or the granting of any credit or the giving of any guarantee or other commitment otherwise than in the normal course of business, in the case of trade credit, credit exceeding 12 months, and on an arm's length basis;

8.1.24 the entering into of any joint venture, partnership. consortium or other similar arrangement other than operating relationships in the ordinary course of business;

8.1.25 the entering into of any factoring agreement in respect of any debts of any member of the Group;

8.1.26 the licensing, transfer, assignment or other dealing in any way with any intellectual property of any member of the Group (other than in the ordinary course of business);

8.1.27    the making of donations to a political party or similar  organisation;
          and

8.1.28 the filing of any registration statement under the United States Securities Act of 1933 in respect of all or some of the Ordinary Shares on a Realisation.

8.2 The provisions of Clause 8.1 shall not apply to the extent that authority has been delegated to any of the committees of the Board the constitution of which is referred to in Clauses 7.6 and 7.7 of this Agreement.

8.3 Mr O'Callaghan shall not have any consent right under Clause 8.1 to the extent that such consent right would operate to veto any decision by the Board (or by the remuneration committee as referred to in sub-paragraph (iv) of Clause 7.6) to validly terminate his Service Agreement.

8.4 The provisions of Clause 8.1 (other than in respect of Clause 8.1.15) shall not prevent Alchemy preventing the Company from redeeming any amounts due under the Loan Note Instrument.

8.5 Following repayment in full of all amounts due under the Facility Agreements and pursuant to the Loan Notes unless agreed by Alchemy that it should be a lower amount the Parties agree that the Company shall pay an annual dividend to shareholders aggregating to not less than 50% of the net consolidated profits of the Group as shown by the consolidated accounts of the Company. Accordingly the provisions of Clause 8.1 shall not apply to the payment of any such dividend.

8.6 The provisions of Clause 8.1 shall not prevent any reorganisation, recapitalisation, reconstruction or refinancing of the Company or of its share capital which has as an integral purpose the acquisition of the Investors shares in the capital of the Company contemplated by
          Article 9.2.3.

9         Shareholders and Deeds of Adherence

9.1 Save in respect of an issue of Ordinary Shares pursuant to the Offer and/or pursuant to the Underwriting Arrangements and the Warrant Instrument no shares in the capital of the Company shall be issued or transferred to a person who is not already a Party unless, if required by the Board, that person has executed a deed of adherence pursuant to this Agreement on terms agreed by the Board. Any proposal of the Board that a deed of adherence is not executed by a person to whom Ordinary Shares are proposed to be transferred by either Mr McDonagh (or his Shareholder Associates) or Mr O'Callaghan (or his Shareholder Associates) pursuant to Articles 7.3, 7.4 or 7.8 of the Articles of Association shall require the prior written consent of the Nominated Alchemy Director.

9.2 All executed deeds of adherence shall be delivered to and held by the Company.

9.3 Each of Mr McDonagh (including any Shareholder Associate of Mr McDonagh), Mr O'Callaghan (including any Shareholder Associate of Mr O'Callaghan) and the Investors shall have the right to agree with any person to whom he or it transfers part of his or its shares in the capital of the Company the way in which certain of the transferor's rights under this Agreement may be exercised.

10        Share Transfers

10.1 Each of the Managers and, during the period which ends on the fifth anniversary of Completion or if longer the Restricted Period, Mr McDonagh undertakes with the Investors that (save with the prior written consent of the Nominated Alchemy Director or transfers (or deemed transfers) contemplated by Articles 7 or 9 or Clauses 4.14, 4.15, 10.4 or 10.5), he shall not, and shall procure that his Shareholder Associates shall not, sell, transfer, mortgage, charge or otherwise dispose of (or of any interest in) any of the Ordinary Shares of which he or his Shareholder Associates is at the Completion Date (or of which following the Completion Date he becomes) the registered holder and/or beneficial owner other than by way of charge in favour of a bank as security for the repayment of monies originally lent by that bank to the Manager in question for the purpose of subscribing for Ordinary Shares and provided that a copy of this Clause 10.1 and of the Articles has been provided to that bank.

10.2 No holder of Ordinary Shares may transfer or otherwise dispose or pledge, mortgage or otherwise encumber an Ordinary Share (or any beneficial interest therein) other than in accordance with the Articles of Association.

10.3 In the event that the Investors propose to transfer any of their Ordinary Shares (other than pursuant to Articles 7 and 9 or Clause 10.5), prior to the registration of the transfer of such Ordinary Shares, they shall procure that the proposed transferee has made an offer in writing to each of the Warrantholders at the same time as an offer to the Investors to buy a percentage of the Warrants held by each of the Warrantholders equivalent to the Ordinary Shares which the Investors (expressed as a percentage of their total holdings of Ordinary Shares) each propose to transfer on terms that the consideration for each Warrant Share (as such term is defined in the Warrant Instrument) shall be the consideration (whether in cash, securities or otherwise or in any combination) equivalent to and in the same form as that which is proposed to be paid for each Ordinary Share to be transferred by the Investors. The Warrantholders shall have 21 days in which to accept any such offer.

10.4 Mr McDonagh and Mr O'Callaghan shall be entitled to transfer up to 20% of their joint aggregate holding of Ordinary Shares. Any such transfer may only be made with the prior written consent of the Nominated Alchemy Director.

10.5 In the event that any Investor, Mr McDonagh (or his Shareholder Associates) or Mr O'Callaghan (or his Shareholder Associates) acquires more than 1% in aggregate of the issued Ordinary Shares pursuant to
          Article 7.9 of the Articles of Association (a "7.9 Acquirer") then such acquired shares shall be offered for sale by such person to any Investor, Mr McDonagh or Mr O'Callaghan not acquiring such Ordinary Shares pro rata to their respective holdings of Ordinary Shares at the weighted price paid by the 7.9 Acquirer for his or its Ordinary Shares pursuant to the said Article 7.9.

10.6 If a transfer of Ordinary Shares in accordance with Article 15 occurs after the Restricted Period, none of the Investors or the Warrantholders shall be entitled to assign any of the rights which it has pursuant to this Agreement in respect of the Ordinary Shares transferred by it pursuant to Article 15.

11        Service Agreements

          Notwithstanding the provisions of the Service Agreements, each Manager agrees that the Company or relevant subsidiary undertaking is entitled to terminate his Service Agreement without notice and without compensation if he knowingly commits a material breach of this Agreement in circumstances where he knew that a material breach would arise provided that the relevant Manager shall have a period of 10 days from notice of the breach to remedy it to the reasonable satisfaction of Alchemy. For the purposes of this Clause 11, the Parties agree that any termination by the Company of a Service Agreement in the circumstances provided by this Clause 11 shall be made at the request of the Nominated Alchemy Director.

12        Announcements

12.1 Subject to Clause 12.2, no announcement in relation to the transactions contemplated by this Agreement or the Offer Document shall be made without the written consent of Alchemy Partners, Mr O'Callaghan and Mr McDonagh or, in relation to any part of the announcement referring to it, its affiliates or investors by name, MSD Capital or, in relation to any part of the announcement referring to any of the Warrantholders by name, the Warrantholders.

12.2 The provisions of Clause 12.1 shall not apply to the matters set out in the Press Release and any other announcement previously consented to may be repeated by any of the Parties.

13        Costs and fees

13.1 The Company shall pay its own costs and expenses (including VAT where applicable) in connection with the negotiation, preparation, execution and performance of this Agreement and all documents referred to in it.

13.2 Save in the circumstances referred to in Clause 13.3 the Subsidiary shall pay the costs and expenses (including VAT where applicable) of the Investors, Alchemy Partners and MSD Capital, L.P. in connection with the negotiation, preparation, execution and performance of this Agreement and all documents referred to in it and in respect of the Investors' subscription for Loan Notes.

13.3 If (i) following the execution of this Agreement the Offer is not made, lapses or is withdrawn and accordingly this Agreement does not proceed to Completion; and (ii) no fee is paid to the Company by the Target under the Inducement Fee Agreement the Company shall pay all the costs referred to in Clause 13.1 and, for the avoidance of doubt Alchemy shall be responsible for settling the costs of Macfarlanes and KPMG (London) and, in the event the aggregate of such costs is less than(euro)500,000, then Alchemy shall pay an amount equal to the amount of such shortfall to the Company.

13.4 If (i) following the execution of this Agreement the Offer is not made, lapses or is withdrawn and accordingly this Agreement does not proceed to Completion and (ii) a fee is paid by the Target to the Company under the Inducement Fee Agreement:-

13.4.1 the Company shall forthwith pay to Alchemy the sum of US$1,500,000 and shall procure that the Subsidiary shall pay to Alchemy an amount equal to the costs of Macfarlanes and KPMG (London) which the Subsidiary is liable to pay pursuant to Clause 13.2; and

13.4.2 the Company and the Subsidiary shall pay the other costs referred to in Clauses 13.1 and 13.2 respectively provided that if the amount received by the Company pursuant to the Inducement Fee Agreement is not sufficient to meet all such costs, Mr O'Callaghan and Mr McDonagh shall place the Company and the Subsidiary in funds in order that the Company and the Subsidiary can pay all such costs. Before finalising the amount of any such costs payable by the Subsidiary pursuant to Clause 13.2 the Investors shall consult with Mr McDonagh and Mr O'Callaghan as to the quantum of such costs, in respect of which Mr McDonagh and Mr O'Callaghan shall be entitled to make representations to the Investors. The Investors shall give due consideration to any such representations.

14        Sale or listing

14.1 It is the Parties' intention that a Sale or a Listing be achieved within five years of Completion. In the event that such Sale or Listing is not achieved within such time, the Board shall take such action as Alchemy may reasonably require to market the Company with a view to obtaining a Listing or to lead to an offer being made to purchase the whole of the issued share capital of the Company (or for the whole or a substantial part of the undertaking or assets of any Group Company). Alchemy shall not require such action in respect of marketing the Company until the expiry of 60 days after the fifth anniversary of Completion. During such 60 day period, each or both of Mr McDonagh and Mr O'Callaghan shall be entitled to make an offer to purchase the entire issued share capital of the Company. In the event that the Company is marketed pursuant to this Clause 14, the Investors shall not, on any Sale subsequently arising, seek to obtain any payment for their holdings of Loan Notes which would be in excess of the proceeds to which they would be entitled on redemption of such Loan Notes at the time of the Sale in accordance with the terms of the Loan Note Instrument.

14.2 The Parties acknowledge that the Investors and the Investor Directors will not give any warranties or indemnities in respect of the Group on a Sale or Listing.

14.3 Notwithstanding the provisions of Article 9.2.3 of the Articles, the Investors shall not be required to transfer their Ordinary Shares in accordance with such Article 9.2.3 unless prior to such transfer the transferee enters into an agreement agreeing to abide by the terms of Clauses 14.4 to 14.6.

14.4 In the event that the Investors are required to transfer their Ordinary Shares in accordance with Article 9.2.3 ("an Original Transfer") to a Connected Transferee or to a person who is not a
          Connected Transferee but who subsequently becomes a Connected Purchaser and there is a Trigger Event within the Trigger Period, the Connected Transferee or the Connected Purchaser as the case may be ("the Original Transferee") shall pay, or procure the payment of, to the Investors within 30 days of the relevant Trigger Event taking place, an aggregate amount (if any) equal to:

          (i) if the Trigger Event occurs within six months of the date of the Original Transfer: 75% of (A% x B) x C%; or

          (ii) if the Trigger Event occurs more than six months after the date of the Original Transfer: 50% of (A% x B) x C%

          in each case where:

          A means the percentage of the issued share capital of the Company immediately prior to the Original Transfer that the shares in the Company held by the Investors which were the subject of the Original Transfer comprised;

          B means the Value at the time of the Trigger Event less the value of the Company as at the time of the Original Transfer (using the price paid in respect of the Ordinary Shares at the time of the Original Transfer for the purposes of calculating such value) save that if B is a negative number B shall be deemed to be zero and, for the avoidance of doubt, the Investors shall not be entitled to receive any amounts pursuant to Clause 14.4; and

          C means, in the case of a sale or an issue of shares or a Listing, the percentage of the share capital of the Company or any holding company of the Company which is being sold, issued or listed on the relevant Trigger Event or, in the case of an Asset Sale, the percentage of the business and assets of the Company being sold (not being less than 80% and as agreed by the Investors and the Company or in default of agreement by the auditors of the Company).

          Such amount shall be apportioned amongst the Investors pro rata to their respective holdings of Ordinary Shares at the time of the Original Transfer and shall be paid by the Original Transferees pro rata to their respective holdings of Ordinary Shares acquired at the time of the Original Transfer.

14.5      For the purposes of Clause 14.4:-

14.5.1    the expression "a Connected Transferee" shall mean:-

          14.5.1.1  a connected person of Mr McDonagh and/or Mr O'Callaghan;

          14.5.1.2  the Company or any member of the Group;

          14.5.1.3 any person with whom Mr McDonagh, Mr O'Callaghan or any other person referred to in Clauses 14.5.1.1 and 14.5.1.2 has an agreement, arrangement or understanding of any nature in relation to the subsequent sale of shares in the Company; or

          14.5.1.4 a person who is connected with Mr McDonagh and/or Mr O'Callaghan;

14.5.2 the expression "a Connected Purchaser" shall mean a person who, within the period of twelve months following the Original Transfer, is issued with shares in the Company (other than pursuant to a rights issue or an issue of shares which an independent investment bank certifies is at market value) or acquires shares in the Company from Mr O'Callaghan and/or Mr McDonagh or their permitted transferees (as defined in the Articles);

14.5.3 the expression "the Trigger Period" shall mean a period of twelve months from the Original Transfer;

14.5.4 the occurrence of any of the following events before the first anniversary of the date of the Original Transfer shall constitute a "Trigger Event":-

          14.5.4.1 an agreement being entered into for a sale, transfer or other disposal (of whatever nature) (or the entry into of any agreement in connection therewith) of shares (or any interest in shares) of the Company or any company which is a holding company of the Company or a subsidiary of the
                    Company in which is held all or substantially all of the assets of the Group ("the Principal Subsidiary") constituting an aggregate of 50 per cent or more of the issued share capital of the Company or any company which is a holding company or the Principal Subsidiary; or

          14.5.4.2 an agreement (not falling within Clause 14.5.1) being entered into for a sale, transfer or other disposal by the Company or any company which is a holding company of the Company or the Principal Subsidiary of all, or substantially all, of its assets ("Asset Sale"); or

          14.5.4.3  the making of any application for a Listing; or

          14.5.4.4 the sale of shares by a Connected Transferee, Mr O'Callaghan and/or Mr McDonagh or their permitted transferees;

          14.5.4.5 the sale of shares by Mr O'Callaghan and/or Mr McDonagh or their permitted transferees or the issue of any shares in the Company in any such case to any person who, as a result of such sale or issue, becomes a Connected Purchaser or is a Connected Transferee.

14.6 Until the first anniversary of the date of the Original Transfer, the Company hereby undertakes to:-

14.6.1 provide the Investors with a copy of the consolidated audited accounts of the Company and each of its subsidiaries for the time being in respect of each financial year of the Company within 30 Business Days of the date of their approval and adoption by the Company and/or its subsidiaries for the time being;

14.6.2 notify the Investors as soon as reasonably practicable prior to the occurrence of a Trigger Event; and

14.6.3 respond promptly to all reasonable requests for information from the Investors in relation to the occurrence, or likely occurrence and the terms of a Trigger Event.

14.7 In the event of any dispute arising between the Company and the Investors as to:-

14.7.1    the amount of the Value;

14.7.2    the amount of any payment pursuant to Clause 14.4

          then either the Investors or the Company may require an independent firm of chartered accountants (to be agreed upon between the Company and the Investors or (in default of such agreement within 15 Business
          Days) to be nominated at the request of either the Company or the Investors by the President for the time being of the Institute of Chartered Accountants in Ireland) to determine the same. The determination of such firm (which shall act as experts and not as arbitrators and whose costs shall be borne by the Company and the Investors in the proportions which it shall direct or in the absence of such direction in equal proportions (and as between the Investors in the Relevant Proportions in respect of the Investors' share of such costs)) as to any matter referred to it as aforesaid shall be final and binding on the Company and the Investors.

14.8 The provisions of Clauses 14.3 to 14.7 (inclusive) shall apply to the Warrantholders in respect of any Warrants which they transferred at the same time as the Investors on the Original Transfer and the Warrantholders shall be treated as if they were Investors and the Warrants treated as if they were Ordinary Shares for the purposes of calculating any payments due to the Investors in respect of such clauses.

15        Duration

15.1 On a Sale or Listing, the provisions of this Agreement shall cease to have effect except that the Parties' accrued rights and obligations shall not be affected.

15.2 When a Manager ceases to be an employee of the Company or any subsidiary undertaking and no longer holds any shares in the capital of the Company, the Manager shall cease to be party to this Agreement except that:-

15.2.1 Clauses 4 and 5 shall continue to bind him on the terms of such Clauses; and

15.2.2    his accrued rights and obligations shall not be affected.

15.3 (Save for the provisions of Clauses 14.3 to 14.7, 18.4 and any other provisions of this Agreement required to give due interpretation of Clauses 14.3 and 14.7) when an Investor (or its nominee) or Mr McDonagh or his Shareholder Associates ceases to hold shares in the capital of the Company, such Investor or Mr McDonagh or his Shareholder Associates, as the case may be, shall cease to be a Party except that its respective accrued rights and obligations shall not be affected.

15.4 Notwithstanding the foregoing, the provisions of Clause 18.4 shall survive termination of this Agreement (other than in circumstances in which the Offer is not made, lapses or is withdrawn) subject to the time period referred to in Clause 18.4.3.

16        General provisions

16.1 A variation of this Agreement is valid only if it is in writing and signed by or on behalf of each Party, except that any provision of this Agreement relating to a Manager may be varied if it is in writing signed by the Investors, Mr O'Callaghan, Mr McDonagh and such Manager.

16.2 The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy of the exercise of another right or remedy.

16.3 The Investors' rights and remedies contained in this Agreement are cumulative and not exclusive of rights or remedies provided by law.

16.4 Except to the extent that they have been performed and except where this Agreement provides otherwise, the Warranties and obligations contained in this Agreement remain in force after Completion.

16.5 Nothing contained in this Agreement is to be construed as creating a partnership between any of the Parties.

16.6      If there is any conflict or  inconsistency  between the  provisions of
          this  Agreement  and  the  Articles  of  Association   this  Agreement
          prevails.

16.7 The invalidity, illegality or unenforceability of any provision of this Agreement does not affect the continuation in force of the remainder of this Agreement.

16.8 The proceeds of the subscription by the Investors for Loan Notes and Ordinary Shares shall be paid into the Company's and/or the Subsidiary's bank account as appropriate (or otherwise as the Company shall direct) and shall be applied by the Company towards payment of the purchase price and other sums due to be paid by the Company under the Offer to acquire the entire issued share capital of the Target and for the payment of all costs and expenses incurred by the Company in connection with the Offer and, as to any balance, in meeting the working capital requirements of the business of the Group and for no other purpose.

16.9      Each of the Managers and the Company acknowledges that:-

16.9.1 he or it has entered into this Agreement and the transactions contemplated by it entirely on the basis of his or its assessment of the risk and effect thereof;

16.9.2 none of Alchemy, MSD Capital or any of the Warrantholders has provided to him or it any advice of a financial or other nature whatsoever and is not under any obligation or duty whatsoever so to do and each of the Managers and the Company hereby waives, to the extent permitted by law, any rights which he or it may have in respect of any such obligation or duty; and

16.9.3 the Investor Directors are not authorised to give advice on behalf of the Investors.

16.10 This Agreement together with the documents being in the Agreed Form constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement.

16.11     All obligations in this Agreement are several and not joint.

16.12 This Agreement may be executed in any number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same document.

16.13 The death or incapacity of any natural person who is a party hereto shall not be deemed to frustrate or take effect as a frustration of the purpose of this Agreement and the rights and obligations of the remaining parties shall be unaffected thereby and may be enforced accordingly.

16.14 The Warrantholders are Parties to this Agreement solely to ensure that they enjoy the benefit of the following provisions of this Agreement in addition to this Clause 16.14: Clause 3.1.6 (Completion) and Clause
          10.3 (tag along rights), Clause 12 (announcements), Clause 14.8 (incorporating for these purposes Clauses 14.3 to 14.7 (inclusive) (anti-embarrassment/on-sale following exit),

          Clause 16.1 (to the extent only that any variation shall amount to a variation of the Warrantholder's rights under the provisions set out immediately above and immediately below), Clauses 16.9 to 16.13 (inclusive), Clause 19 and Clause 20. If any Warrantholder transfers any Warrants held by it pursuant to the terms of the Warrant Instrument it shall be entitled (provided that prior notice is given to the other Parties to this Agreement) to transfer such rights that it has under this Agreement as set out above which are proportionate with the number of Warrants being transferred.

17        Further issue of shares and option schemes

          After Completion, the Company shall set up an option scheme for the benefit of employees or prospective employees of the Group and issue further Ordinary Shares to such employees or prospective employees of the Group pursuant to options granted under such scheme, such scheme being on the terms in the Agreed Form marked "Q".

18        Investors' Rights

18.1 The Investors agree among themselves that the following provisions shall (unless they subsequently agree amongst themselves to the contrary) apply in relation to the enforcement of any of the obligations of the Company and/or the Managers and or Mr McDonagh and his Shareholder Associate owed to the Investors under this Agreement:-

18.1.1 any claim in respect of any breach of such obligations shall only be brought by Alchemy for itself and, at the request of any of the other Investors, on behalf of such Investors;

18.1.2 the costs incurred by Alchemy in bringing any such claim shall be borne by all of the Investors in the Relevant Proportions; and

18.1.3 any damages obtained as a result of any such claim will, after deduction of all costs and expenses, be divided amongst the Investors in the Relevant Proportions.

18.2 Any liability of the Managers, Mr McDonagh or the Company under any of the obligations of the Company and/or the Managers and/or Mr McDonagh to the Investors under this Agreement may in whole or in part be released, compounded or compromised by the agreement of Alchemy or time or indulgence may (without in any way affecting the rights of the Investors against the Managers, Mr McDonagh and his Shareholder Associate, the Company or any of them) be given with such agreement as regards any one of the Managers or the Company or Mr McDonagh and his Shareholder Associate.

18.3 The Investors further agree among themselves (unless they subsequently agree among themselves to the contrary) that the execution of or performance of or right to demand any performance of any right granted or which are capable of being performed hereunder (other than the rights which MSD Capital specifically has pursuant to Clauses 3.1.2,
          6.1 to 6.4 and 7.1 hereunder) may be exercised only by Alchemy acting on behalf of the Investors.

18.4.1 Subject to Clause 18.4.2, the Company hereby undertakes to each of the Investors, to the extent it is lawfully able, to keep each and every Indemnified Person fully and effectively indemnified against all or any claims (whether or not successful, compromised or settled), actions, liabilities, demands, proceedings or judgments (each a "Claim") brought or established against any Indemnified Person in any jurisdiction by any purchaser of, or subscriber for, the Ordinary Shares pursuant to the Offer, or by any subsequent purchaser or transferee thereof, or by any governmental agency or regulatory body or any other person whatsoever and against all losses, damages, costs, charges or expenses (each an "Expense") which any Indemnified Person may suffer or incur (including, without limitation, all such Expenses suffered or incurred in disputing any Claim and/or in establishing its right to be indemnified pursuant to this Clause 18.4.1) and which in any such case arises, directly or indirectly, out of the Offer Document not containing, or being alleged not to contain, all information relating to the Target and the Target Subsidiaries required to be contained therein or any such statement therein being or being alleged to be untrue, inaccurate, incomplete or misleading.

18.4.2 Neither Investor nor any other Indemnified Person shall be entitled to be indemnified by the Company pursuant to Clause 18.4.1 in relation to any Claim or Expense to the extent that such Claim or Expense relates to information about an Indemnified Person contained in the Offer Document or the Press Release the inclusion of which information was approved in writing by such Indemnified Person, or for information contained in the Offer Document for which such Investor is responsible for the purposes of the Takeover Rules.

18.4.3 An Indemnified Person shall not be entitled to bring a claim under the indemnity referred to in Clause 18.4.1 after the second anniversary of Completion.

18.4.4    The  Company's  liability  under the  indemnity  referred to in Clause
          18.4.1 shall not exceed (euro)30,000,000.

18.4.5 As soon as reasonably practicable following him or it becoming aware of a matter in respect of which the Company has indemnified it in accordance with Clause 18.4.1, an Indemnified Person shall:-

          18.4.5.1 give notice of that matter to the Company, specifying in reasonable detail the nature of the relevant matter;

          18.4.5.2 subject to the Company indemnifying the Indemnified Person to the Indemnified Person's reasonable satisfaction against any loss which may be incurred, take such action as the Company may reasonably request to avoid, dispute, resist, compromise or defend the relevant matter.

19        Notices

19.1 Any notice or other communication under or in connection with this Agreement shall be in writing and shall be delivered personally or sent by first class post in a pre-paid envelope (and air mail if overseas) or by telefax, to the Party due to receive the notice or communication at its address set out in this Agreement or such other address as a Party may specify by notice in writing to the others.

19.2 In the absence of evidence of earlier receipt, any notice or other communication shall be deemed to have been duly given:-

19.2.1 if delivered personally, when left at the address referred to in Clause 19.1;

19.2.2    if sent by mail other than air mail, two days after posting it;

19.2.3    if sent by air mail, six days after posting it; and

19.2.4    if sent by telefax, on completion of its transmission.

19.3 A copy of every notice or other communication to Alchemy shall be given at the same time to Alchemy Partners.

20        Governing law and jurisdiction

20.1      This Agreement is governed by the laws of Ireland.

20.2 The courts of Ireland have non-exclusive jurisdiction to hear and decide any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement (respectively, "Proceedings" and "Disputes") and, for these purposes, each Party irrevocably submits to the jurisdiction of the courts of Ireland .

20.3 Each Party irrevocably waives any objection which it might at any time have to the courts of Ireland being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of Ireland are not a convenient or appropriate forum.

IN WITNESS whereof this Agreement has been executed as a Deed the day and year first before written.

                                   SCHEDULE 1

                              Part 1: The Managers

      1                     2                  3                   4                     5

Name and Address      No. of Target     Number of Target     Total Number of     Maximum liability
                        Shares in         Shares to be        shares in the          under the
                      issue at date      sold under the       Company to be       Warranties per
                         of this          Acquisition          allotted in         clause 4.6.1
                        Agreement          Agreement          exchange for           ((euro))
                                                              Target Shares

Barry O'Callaghan      241,833,322         10,825,966          30,470,186            3,000,000
Avoca Lodge
17 Avoca Avenue
Blackrock
Co Dublin

Tony Bordon                 -                   -                   -                  350,000
114 Commonwealth
Avenue #4
Boston
MA 02116
USA

Tony Mulderry               -                   -                   -                  350,000
14 Ballsbridge Wood
Dublin 4

Joe Roberts                 -                   -                   -                  350,000
18 Palomino Road
Novato
California 94947
USA

                               Part 2: Mr McDonagh

           1                          2                               3                                  4

Name and Address           No. of Target Shares in      Number of Target Shares to be      Total Number of shares in the
                            issue at date of this        sold under the Acquisition      Company to be allotted in exchange
                                  Agreement                       Agreement                      for Target Shares

Patrick McDonagh                 241,833,322                     45,814,407                          27,727,870
Thornton Lodge
Kilsallaghan
Co Dublin

Shareholder Associates of Mr McDonagh

       1                                    2                                  3                                     4

Name and Address            No. of Target Shares in issue at   Number of Target Shares to be   Total Number of shares in the Company
                                 date of this Agreement          sold under the Acquisition    to be allotted in exchange for Target
                                                                           Agreement                               Shares

Lifetime Learning Limited              241,833,322                         4,300,000                           2,742,317
Burleigh Manor
Peel Road
Douglas
Isle of Man

                                   SCHEDULE 2

                                  The Investors

1                                               2                 3                       4                         5
Name and Address                             Nominal       Number of Ordinary    Amount to be paid for    Amount to be paid for
                                            Amount of         Shares to be            Loan Notes             Ordinary Shares
                                           Loan Notes         subscribed

Alchemy Partners (Guernsey)     Tranche 1: US$120,593,457          32,897,017    Tranche 1: US$55,986,030          US$328,970
Limited of Trafalgar Court,     Tranche 2: US$ 67,582,574                        Tranche 2: US$31,375,500
Les Banques, St Peter Port,
Guernsey
(Ordinary Shares and Loan
Notes to be registered in
the name of Alchemy Partners
Nominees Limited)

MSD Capital                                US$ 42,918,225           7,502,983               US$19,924,970          US$ 75,030
645 Fifth Avenue, 21st Floor
New York
NY 10022-5910

Tranche 1 subscription for loan notes to be made by Alchemy in accordance with Clause 3.1.2
Tranche 2 subscription for loan notes to be made by Alchemy in accordance with Clause 3.3.3

                                   SCHEDULE 3

                                   Warranties

1         Information

1 In respect of each Manager, a1.1 ll information which has been given by or on behalf of him to Alchemy or to the solicitors, accountants, consultants, actuaries, insurance advisers or agents of Alchemy in the course of the negotiations leading to this Agreement was to the best of his knowledge, information and belief both when given and at the date hereof true and accurate in all material respects.

1.2 To the best of the knowledge, information and belief of each Manager there is no fact, matter or circumstance concerning the business or affairs of the Target and the Target Subsidiaries or relating to the information contained or referred to in the Accountants' Report or the Business Plan which he reasonably believes would be material for disclosure to Alchemy and which has not been disclosed to Alchemy.

1.3 The Business Plan has been honestly and diligently prepared and is honestly believed by the Managers to be reasonable in all respects. The forecasts as to the future prospects of the business and affairs of the Target and the Target Subsidiaries contained in the Business Plan are based on assumptions which have been fully and carefully considered by the Managers and the Managers have made all reasonable and diligent enquiries to ascertain all information and conditions relevant to the preparation of the forecasts.

1.4 To the best of the knowledge, information and belief of each Manager the facts contained in the Accountants' Report are true and accurate in all material respects and each Manager agrees with all statements (whether of opinion, intention or otherwise) contained in the Accountants' Report. There is no other matter, fact or circumstance known to each Manager which relates to the Target and the Target Subsidiaries which has not been disclosed in the Accountants Report, the non-disclosure of which they are aware renders the Accountants' Report misleading in any material respect.

1.5 Each Manager has read the Legal Due Diligence Report and confirms that to the best of his knowledge, information and belief each and any of the statements of belief, opinion or intention (or similar statements) attributable to the Managers or to the Target management or to the Target (or any of its subsidiaries) are reasonably held on valid assumptions and are not materially misleading.

1.6.1 There have been no amendments, variations, waivers or collateral contracts of material significance entered into in relation to the agreement referred to in paragraph 22 of Section 6 of the Legal Due Diligence Report, except as described in the Legal Due Diligence Report.

1.6.2 All material considerations discussed by the Board in connection with the decision taken in 2002 to delist the Company's ADS's from NASDAQ are reflected in the relevant Board minutes, a copy of which is attached to the Disclosure Letter.

1.7 Each Manager has read the Schedule of Disclosed Litigation Claims attached to the Disclosure Letter ("the Litigation Schedule") and confirms that the Litigation

          Schedule has been honestly and diligently prepared and is honestly believed by the Managers to be reasonable in all respects. The current projection of the likely cash outflow to Target (as set out in the Litigation Schedule) for each claim identified in the Litigation
          Schedule is based on assumptions which have been fully and carefully considered by the Managers and the Managers have made all reasonable and diligent enquiries to ascertain that such projects are reasonable in the circumstances.

2         Offer

          There is nothing known to each Manager which he is aware (having made no enquiry) would prevent the Offer becoming unconditional in all respects.

3         Facility Agreements

          So far as each Manager is aware (having made no enquiry), the Company is not and immediately following Completion will not be, in breach of any provision of the Facility Agreements.

4         The Company

4.1 Save as expressly provided in or contemplated by this Agreement, since its incorporation the Company has not traded or incurred any liability or entered into any contract, arrangement or commitment, no shareholders' or directors' resolutions have been passed and the Company:-

4.2 has no indebtedness, mortgages, charges, debentures, guarantees or other commitments or liabilities actual or contingent;

4.2.1     has no employees;

4.2.2     is not party to any contract whatsoever;

4.2.3     has not given any power of attorney or other authority to any person;

4.2.4     is not the lessee of any property;

4.2.5     has no assets; and

4.2.6     has not prepared any audited or management accounts.

4.3 The issued share capital of the Company at the date of this Agreement is US$38,100 comprising 3,809,400 A ordinary shares of US$ 0.01 each and 600 Deferred Redeemable Ordinary Shares of US$ 0.01 each.

5         The Managers

5.1 There are no existing contracts or arrangements to which the Target or any subsidiary is a Party and in which any of the Managers and/or any person who is a connected person with him is interested.

5.2 None of the Managers is either alone or jointly with or as manager, adviser, consultant, agent or employee of any person directly or indirectly engaged in any business other than that of the Target and the Target Subsidiaries.

5.3 None of the Managers is concerned or interested in any way in any business competing with that carried on by the Target or any Target Subsidiary or the business of any supplier or customer of the Target or any Target Subsidiary.

5.4 None of the Managers has ever been charged with or convicted of any criminal offence nor have bankruptcy or any analogous proceedings been brought or threatened in respect of any of the Managers, and the Managers are not aware of any facts or matters which they believe might give rise to any such criminal or bankruptcy proceedings.

6         Brokerage or commissions

6.1 There is no agreement or arrangement or bonus under which any Manager or any person who is a connected person with any Manager is to receive from any person and, so far as the Managers are aware, no person is entitled to receive from the Target or any subsidiary (i) any finder's or other fee, brokerage or commission or (ii) any bonus or equivalent payment, in each case in connection with this Agreement, the Offer Document, the Facility Agreements or any of the matters contemplated or referred to in those agreements.

6.2 There is no agreement or arrangement or bonus under which David Mulville or any person who is a connected person of David Mulville is to receive from any person (i) any finder's or other fee, brokerage or commission or (ii) any bonus or equivalent payment, in each case in connection with this Agreement, the Offer Document, the Facility Agreements or any of the matters contemplated or referred to in those agreements.

7         Managers' Questionnaires

          The answers given by each Manager in his Manager's Questionnaire in the agreed form are true, accurate and not misleading in any respect.

8         Trading

8.1       Since the acquisition of Broderbund :-

8.1.1 the business and activities of the Target and the Target Subsidiaries have been carried on in the ordinary and usual course; and

8.1.2 there has been no material adverse change in the financial or trading position or prospects of the Target and the Target Subsidiaries.

8.2 No Manager is aware of a reason why the revenues from the inward or outward bound licensing agreements referred to in the Legal Due Diligence Report should not be received (i) in full and (ii) at the due time by the Target or the relevant Target Subsidiary.

9         Accounts and accounting records

9.1       The Accounts

          The Accounts:-

9.1.1     comply with the requirements of the Companies Act 1963-2001;

9.1.2 have been prepared in accordance with US GAAP and in accordance with accounting principles generally accepted in the US and on a basis consistent with preceding accounting periods;

9.1.3 show a true and fair view of the state of affairs of the Target as at the Accounts Date and of its profit (loss) for the financial year ended on that date;

9.1.4 save as expressly disclosed in the Accounts, are not affected by any extraordinary, exceptional or non-recurring items;

9.1.5 to the best of the knowledge, information and belief of the Managers fully disclose all the assets and liabilities (whether ascertained, contingent or otherwise and whether or not quantified or disputed) of the Target as at the Accounts Date and make full provision and/or reserve for all such liabilities; and

9.1.6 to the best of the knowledge, information and belief of the Managers fully disclose all financial commitments of the Target in existence as at the Accounts Date.

9.2       The Management Accounts

          To the best of the knowledge, information and belief of the Managers, the Management Accounts:-

9.2.1 were properly prepared in a manner consistent with that adopted in the preparation of the Accounts and the management accounts of the Target for all periods ended during the twelve months prior to the Accounts Date; and

9.2.2 are not materially misleading and do not overstate the assets or understate the liabilities of the Target as at the dates to which they were drawn up and do not overstate the profits or understate the losses during such periods to which they relate.

9.3       Accounting records

          The accounting records of the Target:-

9.3.1 to the best of the knowledge, information and belief of the Managers have at all times been fully, properly and accurately kept and completed and contain due and accurate records of all matters required by law to be entered in them; and

9.3.2 to the best of the knowledge, information or belief of the Managers contain or reflect no material inaccuracies or discrepancies of any kind.

10        Compliance with laws/licences

10.1 To the best of the knowledge, information and belief of the Managers the Target is entitled to carry on the business now carried on by it without conflict with any valid right of any person, firm or company and the Target has conducted its business in all material respects in accordance with all applicable laws and regulations of Ireland or any foreign country and to the best of the knowledge, information and belief of the Managers there is no violation of, or default with respect to, any statute, regulation, order, decree or judgment of any Court or any governmental agency of Ireland or any foreign country which may have a material adverse effect upon the assets or business of the Target.

10.2 To the best of the knowledge, information and belief of the Managers all material licences, consents, permits and authorisations (public or private) have been obtained by the Target to enable the Target to carry on its business effectively in the places and in the manner in which such business is now carried on and all such licences, consents, permits and authorisations are valid and subsisting and the Managers know of no reason why any of them should be suspended, cancelled or revoked.

11        Litigation

          To the best of the knowledge, information and belief of the Managers neither the Company, the Target, nor any person for whose acts or defaults the Company or the Target may be vicariously liable, is involved in any civil, criminal or arbitration proceedings where the value of the claim in question exceeds (euro)100,000 nor are such proceedings pending or, so far as the Managers are aware, threatened by or against the Company or the Target or any such person and, so far as the Managers are aware, there are no facts or circumstances which are likely to lead to any such proceedings.

12        Target Shares

          The Target Shares set out against the relevant Warrantor's name in column 2 of Schedule 1 are legally and beneficially owned by the relevant Warrantor free from all liens, charges, equities, encumbrances or interests of any nature whatsoever, or any agreement, arrangement or obligation to create any of the same, in favour of any other person.

                                   Schedule 4
            Details of the Company (immediately following Completion)

Authorised share capital US$1,474,789.98 made up of 143,668,998 Ordinary Shares of US$0.01 each and 3,810,000 deferred redeemable ordinary shares of US$0.01 each.

Issued share capital US$1,295,203.73 made up of 125,710,373 Ordinary Shares of US$0.01 each and 3,810,000 deferred redeemable ordinary shares of US$0.01 each

Ordinary Shareholders:-

Name                                                     No of shares held
Mr McDonagh                                              27,727,870
LLT                                                      2,742,317
Mr O'Callaghan                                           30,470,186
Alchemy Partners Nominees Limited                        32,897,017
MSD Capital                                              7,502,983

Shares reserved for further issue:-

Clause 17 options                                        17,958,625

Warrant shares                                           2,870,000

Directors:        Mr McDonagh
                  Mr O'Callaghan
                  Mr Mulderry
                  Mr Borden
                  Mr McFadden
                  the Investor Directors

SIGNED SEALED AND DELIVERED         )
by the said PATRICK MCDONAGH        )
in the presence of:-                )  /s/ Patrick McDonagh
     /s/ Edward Miller
         Dublin 2

EXECUTED and delivered as a deed    )
By LIFETIME LEARNING                )
LIMITED acting by Keith Jones       )
                                    )
and Gethin James Taylor             )

             Director
             Keith Jones

             Director/Secretary
             Gethin James Taylor

SIGNED SEALED AND DELIVERED         )
by the said BARRY O'CALLAGHAN       )
in the presence of:-                )     /s/ Barry O'Callaghan

    /s/ Edward Miller
        Dublin 2

SIGNED SEALED AND DELIVERED         )
by the said TONY BORDON             )
in the presence of:-                )    /s/ Tony Bordon

   /s/ Edward Miller
       Dublin

SIGNED SEALED AND DELIVERED         )
by the said TONY MULDERRY           )
in the presence of:-                )    /s/ Tony Mulderry

   /s/ Edward Miller
       Dublin 2

SIGNED SEALED AND DELIVERED         )
by the said JOE ROBERTS             )
in the presence of:-                )   /s/ Joe Roberts

     Anthony Mulderry



EXECUTED and delivered as a deed    )
by ALCHEMY PARTNERS                 )
(GUERNSEY) LIMITED acting by        )   /s/ Paul Guilbert
                                    )
and                                 )

                 Director

                 Secretary /s/ Shane Conway

Present when the common seal of     )
HERTAL ACQUISITION PLC              )
acting by                           )   /s/ Niall McFadden

and                                 )

                 Director

                 Director/Secretary /s/ Anthony Mulderry

Executed and deliverd as a deed by   )
HERTAL INVESTMENTS LIMITED           )
acting by                            )
and                                  )

          Director /s/ Nial McFadden


          Director/Secretary /s/ Anthony Mulderry



EXECUTED and delivered as a deed    )
by MSD CAPITAL L.P. as general      )
partner of MSD PORTFOLIO L.P. -     )
INVESTMENTS                         )
and                                 )

          /s/ Glenn Fuhrman
          Authorised Representative

          /s/ Anurag Bhargava
          Authorised Representative

EXECUTED and delivered as a deed    )
By RBSM (INVESTMENTS)               )
LIMITED acting by                   )    /s/ Chris Tsoromocos
                                    )
and                                 )

                 Director

                 Director/Secretary

EXECUTED and delivered as a deed    )    /s/ Gordan Watters
By BARCLAYS RVCF                    )
INVESTMENTS LIMITED                 )
acting by                           )
and                                 )

                 Director

                 Director/Secretary